Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277631
This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 4, 2024
Preliminary Prospectus Supplement
(To Prospectus Dated March 4, 2024)

$450,000,000
% Senior Notes due 2029

CoreCivic, Inc. (“CoreCivic,” the “Company,” “we,” “our” or “us”), is offering $450,000,000 aggregate principal amount of   % senior unsecured notes due 2029 (the “notes”). The notes will mature on     , 2029. Interest on the notes will accrue from    , 2024, and we will pay interest on     and     of each year, beginning on    , 2024.
At any time prior to    , 2026, we may redeem all or part of the notes at a “make-whole” redemption price, plus accrued and unpaid interest, if any, to the redemption date. At any time thereafter, we may redeem all or part of the notes at the redemption prices set forth under “Description of Notes—Optional Redemption”, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.” In addition, at any time prior to    , 2026, we may, at our option at any time, apply funds equal to the proceeds of one or more equity offerings to redeem up to 40% of the original aggregate principal amount of the notes at the applicable redemption price set forth under “Description of Notes—Optional Redemption.” If we experience certain changes of control, holders will have the right to require us to repurchase the notes under the terms set forth herein.
The notes will be our senior unsecured obligation and will rank equal in right of payment with all of our existing and future senior indebtedness, including our existing 8.25% senior unsecured notes due 2026 with $593.1 million aggregate principal amount outstanding (the “2026 Notes”) and our existing 4.75% senior unsecured notes due 2027 with $243.1 million aggregate principal amount outstanding (the “2027 Notes” and, collectively, with the 2026 Notes, the “Existing Notes”). The notes will be senior to our existing and future subordinated indebtedness. The notes will be effectively junior to all of our existing and future secured indebtedness, including amounts outstanding under our credit facilities, to the extent of the value of the collateral securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our credit facilities or other specified indebtedness. The guarantee of any subsidiary will be released when such subsidiary no longer guarantees such indebtedness or when such subsidiary is no longer a subsidiary of ours. The guarantees will be equal in right of payment with the existing and future senior indebtedness of the guarantors, including the guarantees of the Existing Notes, and will rank senior to the future subordinated indebtedness of the guarantors. The guarantees will be effectively junior to all existing and future secured indebtedness of the guarantors, including guarantees of our credit facilities to the extent of the value of the collateral securing such indebtedness. The notes will be structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.
The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 thereafter.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-14 in this prospectus supplement, on page 6 in the accompanying prospectus, and on page 38 of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total
Initial price to public(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to CoreCivic	%	$
(1)	Plus accrued interest from , 2024 if settlement occurs after that date.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about    , 2024.

Lead Left Underwriter
Citizens Capital Markets
Joint Bookrunners
StoneX Financial Inc.
FHN Financial Securities Corp.
Co-Managers
Wedbush Securities
Texas Capital Securities
The date of this prospectus supplement is March    , 2024.

Prospectus Supplement
Prospectus
You may rely on the information contained in or incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor any of the underwriters have authorized anyone to provide different information. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in or incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement or the accompanying prospectus nor sale of securities means that information contained in or incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus is correct after the date of the applicable document. This prospectus supplement or the accompanying prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.
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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.
Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the incorporated documents described under the heading “Incorporation of Information by Reference” in this prospectus supplement, and any free writing prospectus we may provide to you in connection with this offering. The descriptions of any instrument, agreement or other document appearing in this prospectus supplement, the accompanying prospectus or any document incorporated or deemed to be incorporated by reference therein (including, without limitation, the description of our Credit Agreement (as defined below), which provides for the Term Loan (as defined below) and the Revolving Credit Facility (as defined below)) is a summary and is subject to, and qualified in its entirety by reference to, the terms and provisions of such instruments, agreements and other documents. You should carefully review such instruments, agreements and other documents in their entirety for complete information on the terms and provisions thereof. See “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus for information on how you can obtain copies of such instruments, agreements and other documents.
Unless otherwise expressly stated or the context otherwise requires, references to “dollars” and “$” in this prospectus supplement, the accompanying prospectus and any related free writing prospectus are to U.S. dollars.
In this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and the “Company” refer to CoreCivic, Inc. and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. References in this prospectus supplement to the “Credit Agreement” refer to the Company’s Fourth Amended and Restated Credit Agreement, providing for credit facilities in an aggregate principal amount of $400.0 million, consisting of the Company’s $125.0 million term loan, referred to as the “Term Loan” and the Company’s revolving credit facility with a borrowing capacity of $275.0 million, referred to as the “Revolving Credit Facility.” Together, the Term Loan and the Revolving Credit Facility are referred to as the “Credit Facilities.”
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FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain, and other offering materials and documents deemed to be incorporated by reference herein or therein may contain, statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:
•
changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, including as a consequence of the United States Department of Justice not renewing contracts as a result of President Biden’s Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities (the “Private Prison EO”) impacting utilization primarily by the United States Federal Bureau of Prisons (“BOP”) and the United States Marshals Service (“USMS”) and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention);

•
our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances;

•
changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds;

•	general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy;
•
fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a continuing rise in labor costs; fluctuations in interest rates and risks of operations;

•
the impact resulting from the termination of Title 42, the federal government’s policy to deny entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of the coronavirus and related variants (“COVID-19”);

•	government budget uncertainty, the impact of the debt ceiling and the potential for government shutdowns and changing budget priorities;
•	our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom;
•	our ability to have met and maintained qualification for taxation as a real estate investment trust (“REIT”) for the years we elected REIT status; and
•	the availability of debt and equity financing on terms that are favorable to us, or at all.
Any or all of our forward-looking statements contained or incorporated or deemed to be incorporated by reference in this prospectus supplement or accompanying prospectus may turn out to be inaccurate. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations,
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business strategy, and financial needs. Our statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties, and assumptions described in the section entitled “Risk Factors” in this prospectus supplement and the accompanying base prospectus, in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2023, and in any other reports we file with the SEC from time to time.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the filing date of the applicable document. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by applicable law. We caution readers that the important factors referenced above may not contain all of the factors that are important to each reader.
INCORPORATION OF INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus supplement. We are incorporating by reference into this prospectus supplement the following documents that we have previously filed with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 20, 2024; and
•
information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2023.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after this prospectus supplement and prior to the completion or termination of any offering pursuant to this prospectus supplement. Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement. In addition, any information that we file with the SEC after this prospectus supplement will automatically update and supersede the corresponding information contained in this prospectus supplement or in documents filed earlier with the SEC.
Each document referred to above is available over the Internet on the SEC’s website at www.sec.gov and on our website at www.corecivic.com. We will also furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such documents should be directed to the following address:
CoreCivic, Inc.
5501 Virginia Way
Brentwood, Tennessee 37027
(615) 263-3000
Attention: Investor Relations
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SUMMARY
The following summary highlights certain significant aspects of our business and this offering, but you should carefully read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference, including the financial statements and related notes, and, if applicable, any free writing prospectus we may provide you in connection with this offering before making an investment decision. Because this is a summary, it does not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus supplement as a result of certain factors, including those set forth under “Forward-Looking Statements” and “Risk Factors.” For a more complete understanding of us and this offering, you should read and carefully consider the “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and accompanying prospectus, the consolidated financial statements and related notes and other information that we incorporate by reference herein, including our most recent Annual Report on Form 10-K.
Our Company
We are a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. Through three segments, CoreCivic Safety, CoreCivic Community, and CoreCivic Properties, we provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.
We are the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. As of December 31, 2023, through our CoreCivic Safety segment, we operated 43 correctional and detention facilities, 39 of which we owned, with a total design capacity of approximately 65,000 beds. Through our CoreCivic Community segment, we owned and operated 23 residential reentry centers with a total design capacity of approximately 5,000 beds. In addition, through our CoreCivic Properties segment, we owned 6 properties, with a total design capacity of approximately 10,000 beds. For the fiscal year ended December 31, 2023, our Safety, Community and Properties segments accounted for 84.7%, 5.2%, and 10.1% of total segment net operating income, respectively.
In addition to providing fundamental residential services, our correctional, detention, and residential reentry facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training, and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release. We also provide or make available to offenders certain health care (including medical, dental, and mental health services), food services, and work and recreational programs.
Since 2017, we have maintained a nationwide initiative to advocate for a range of government policies that will help former offenders successfully reenter society and stay out of prison. In 2020, we announced that we would publicly advocate at the federal and state levels for a slate of new policies that will help people succeed in their communities after being released from prison. Specifically, we pledged our support for Pell Grant Restoration, Voting Rights Restoration and Licensure Reform Policies. Also in 2020, we began a partnership with, and continue to invest in, Prison Fellowship, a leading advocate for criminal justice reform serving current and formerly incarcerated individuals and their family members. Through a network of programming and advocacy efforts, the organization seeks to effect positive change at every level of the criminal justice system. We have committed to a multi-year partnership in Prison Fellowship’s Warden Exchange program, a residency and online professional development program that enables wardens to share reentry best practices and problem solve amongst a peer group. We believe that as successful as we may be with our work inside our facilities, offenders still face embedded societal barriers when they return to their communities. Through our strong commitment to community corrections and reentry programs, we offer our government partners additional long-term value. Our evidence-based reentry programs, including academic education, vocational training, substance abuse treatment, life skills training, and faith-based programming, are customizable based on partner needs and are applied utilizing best practices and/or industry standards. Our proprietary reentry process and cognitive/behavioral curriculum, “Go Further,” promotes a comprehensive approach to addressing the barriers to a successful return to society. Through our efforts in community corrections and reentry programs, we can provide consistency and common standards across facilities. We can also serve multiple levels of government on an as-needed basis, all toward reaching the goal we share with our government partners of providing offenders with the opportunity to succeed when they are released, making our communities safer, and, ultimately, reducing recidivism.
On August 5, 2020, we announced that our Board of Directors unanimously approved a plan to revoke our REIT election and become a taxable C Corporation, effective January 1, 2021. As a result, we are no longer required to operate under REIT rules, including the requirement to distribute at least 90% of our taxable income to our stockholders, which provides us with greater flexibility to use our free cash flow. Beginning January 1, 2021, we became subject to federal and state income taxes on our taxable income at applicable tax rates, and are no longer entitled to a tax deduction for dividends paid. However, we believe this conversion improves our overall credit profile and lowers our overall cost of capital, as we are able to allocate our free cash flow toward the repayment of debt and other corporate uses. The revocation of our REIT election and conversion to a C corporation provides us with significantly more liquidity and financial flexibility, which enables us to reduce our reliance on the capital markets and enabled us to reduce the size of our Credit Facility (as defined below).
Our common stock, par value $0.01 per share is listed on the New York Stock Exchange under the ticker “CXW” and based on the last reported price on March 1, 2024, our equity market capitalization was approximately $1.7 billion as of such date.
Recent Financial Results
For the year ended December 31, 2023, we reported net income, total revenue, EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA of $67.6 million, $1.897 billion, $308.4 million, $311.0 million, and $301.1 million, respectively.
As of December 31, 2023, we had $121.8 million of cash on hand and $257.1 million of borrowing capacity under our Revolving Credit Facility (as defined below). For the year ended December 31, 2023, our debt leverage ratio, defined as debt (less cash) to Restricted Adjusted EBITDA was 2.8x. Our debt leverage calculation excludes non-recourse debt and EBITDA of CoreCivic of Kansas, LLC (“CoreCivic of Kansas”), which is an unrestricted subsidiary. During the year ended December 31, 2023, we generated $231.9 million in cash through operating activities.
EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA are non-GAAP financial measures. We believe that these measures are important operating measures that supplement the discussion and analysis of our results of operations and are used to review and assess our operating performance and our properties and their management teams. We believe that it is useful to provide investors, lenders and security analysts disclosures of our results of operations on the same basis that is used by management. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure and the definitions for such non-GAAP financial measures, see “Selected Historical Financial Data”.
Competitive Strengths
We believe that we benefit from the following competitive strengths:
Largest Private Owner of Real Estate used by Government Agencies in the United States. As of December 31, 2023, we owned, or controlled via a long-term lease, approximately 14.6 million square feet of real estate, all used directly or indirectly by government agencies. Our complementary set of business assets provide critical infrastructure and services under contracts with federal, state, and local government agencies that generally have credit ratings of single-A or better, which also contributes to our steady, predictable cash flows.
•
In our CoreCivic Safety segment, we own, or control via a long-term lease, 12.0 million square feet of real estate used to provide innovative, comprehensive, flexible, turn-key correctional and detention services to federal, state and local government agencies. As of December 31, 2023, our CoreCivic Safety segment operated 43 facilities, 39 of which we owned, with a total design capacity of 64,729 beds, making us the nation’s largest private prison owner and one of the largest prison operators in the United States.

•
In our CoreCivic Community segment, we own, or control via a long-term lease, 0.5 million square feet of real estate representing, as of December 31, 2023, 23 residential reentry centers with a design capacity of 4,669 beds, making us the second largest community corrections owner and operator in the United States.

•	In our CoreCivic Properties segment, as of December 31, 2023, we owned 2.0 million square feet of correctional real estate representing 6 properties with a total design capacity of 10,314 beds.

We believe our synergistic set of business segments, combined with our operating strategies, corrections-industry commitment to rehabilitation, extensive government relationships, and deep real estate expertise, provide us with a diversified platform for stable cash flows and sustainable growth, with multiple paths for organic expansions and acquisitions.
Pioneered Modern-Day Private Prisons. Through our CoreCivic Safety segment, we are the nation’s largest private prison owner and one of the largest prison operators in the United States, which provides us significant credibility with our current and prospective clients. We believe we own, or control via a long-term lease, approximately 56% of all privately owned prison beds in the United States and manage nearly 38% of all privately managed prison beds in the United States. We pioneered modern-day private prisons with a list of notable accomplishments, such as:
•	the first company to design, build, and operate a private prison;
•	the first company to manage a private maximum-security facility under a direct contract with the federal government;
•	the first company to purchase a government-owned correctional facility from a government agency in the United States and to manage the facility for the government agency;
•	the first company to lease a private prison to a state government; and
•	the first company to develop a privately-owned, build-to-suit correctional facility to be operated by a government agency through a long-term lease agreement.
In addition to providing us with extensive experience and institutional knowledge, our size also helps us deliver value to our customers by providing purchasing power and allowing us to achieve certain economies of scale.
Available Beds within Our Existing Facilities. As of December 31, 2023, we had 10,859 beds at eight correctional and detention facilities that are vacant and immediately available to use. We are actively engaged in marketing this available capacity as solutions to meet the needs of potential customers. Historically, we have been successful in identifying opportunities to utilize our inventory of available beds. Occupancy rates at our facilities were negatively impacted by COVID-19, and we have been focused on filling available capacity within our existing facilities. As available capacity within existing operating facilities is utilized, we believe increasing demand will result in the utilization of idle bed capacity. We also believe the scarcity in supply of available public sector beds, increases in the cost of constructing new facilities, and challenges in financing new correctional facilities in the public sector will result in an increase in the value of our portfolio and the utilization of our idle bed capacity over the long-term.
Our available bed capacity can also be used for emergent needs. For example, on September 25, 2023, we announced that we signed a new management contract with Hinds County, Mississippi to care for up to 250 adult male pre-trial detainees at our 2,672-bed Tallahatchie County Correctional Facility in Tutwiler, Mississippi. The initial contract term is for two years, which may be extended for an additional year upon mutual agreement. In addition, on November 16, 2023, we announced that we signed a new management contract with the state of Wyoming to care for up to 240 male inmates at the Tallahatchie facility. The term of the new contract runs through June 30, 2026. Also on November 16, 2023, we announced that we signed a new contract with Harris County, Texas, to care for up to 360 male inmates at the Tallahatchie facility. Upon mutual agreement, Harris County may access an additional 360 beds at the facility. The initial contract term began on December 1, 2023, and is scheduled to expire on November 30, 2024. However, the contract may be extended at Harris County’s option for up to four additional one-year terms. In addition to the recent contracts with Hinds County, the state of Wyoming, and Harris County, we currently care for residents from the USMS, Vermont, South Carolina, the U.S. Virgin Islands, and Tallahatchie County at the Tallahatchie facility, which demonstrates the flexible solutions that we provide. On November 14, 2023, we announced that we signed a new management contract with the state of Montana to care for up to 120 inmates at our 1,896-bed Saguaro Correctional Facility in Eloy, Arizona. The new contract is scheduled to expire on October 31, 2025, and may be extended by mutual agreement in two-year intervals, or any interval advantageous to the State. The total term, including renewals, may not exceed seven years. We currently care for residents from the state of Hawaii and the state of Idaho at the Saguaro facility. We also manage the fully occupied company-owned Crossroads Correctional Center in Shelby, Montana for the state of Montana pursuant to a separate management contract.

Well-Established Community Corrections Platform. Through our CoreCivic Community segment, as of December 31, 2023, we had a network of 23 residential reentry centers containing a total of 4,669 beds. We offer housing and programs, with a key focus on employment, job readiness and life skills in order to help offenders successfully re-enter the community and reduce the risk of recidivism. We also provide non-residential correctional alternatives, including electronic monitoring and case management services, to municipal, county and state governments in multiple states. We expect to continue to pursue opportunities that expand the scope of non-residential correctional alternative solutions available to government agencies.
We are the second largest community corrections owner and operator in the United States. We believe the demand for the housing and programs that community corrections facilities offer will grow as offenders are released from prison and due to an increased awareness of the important role these programs play in an offender’s successful transition from prison to society. We expect to continue to pursue opportunities to provide these services to parolees, defendants, and offenders who are serving their full sentence, the last portion of their sentence, waiting to be sentenced, awaiting trial while supervised in a community environment, or as an alternative to incarceration. We believe we have the opportunity to maximize utilization of available beds within our community corrections portfolio that would further increase the number of individuals benefiting from the services we provide in such facilities. For example, in the first quarter of 2021, we activated a new contract with the BOP for residential reentry and home confinement services at our previously idled 289-bed Turley Residential Center and at our 494-bed Oklahoma Reentry Opportunity Center, both in Oklahoma. The new contract, which was renewed in January 2024 through January 2025, and contains an additional one-year renewal option through January 2026, supplements the existing utilization by the state of Oklahoma at the Oklahoma Reentry Opportunity Center. Further, we are exploring potential opportunities to expand the scope of non-residential correctional alternative solutions we provide to government agencies.
Flexible Real Estate Solutions. Although we have disposed of several non-correctional real estate assets over the past several years following our conversion from a REIT to a C corporation, using the net proceeds to pay-down debt, we continue to focus on providing flexible real estate solutions for our government partners. Through our CoreCivic Properties segment, as of December 31, 2023, we owned 6 correctional properties totaling 2.0 million square feet. We have an extensive network of government and other third-party relationships and the capability to manage and maintain complex properties, built over our 40-year history. In addition, we offer our customers an attractive portfolio of correctional, detention, and reentry facilities that can be leased for various needs as an alternative to providing “turn-key” correctional, detention, and residential reentry bed space and services to our government partners. In June 2023, we announced that we had entered into a lease agreement with the Oklahoma Department of Corrections (“ODC”) for our 1,670-bed Allen Gamble Correctional Center. The new lease agreement includes a base term that commenced on October 1, 2023, with a scheduled expiration date of June 30, 2029, and unlimited two-year renewal options. We previously operated the Allen Gamble facility in our Safety segment under a management contract with the ODC. The management contract was scheduled to expire on June 30, 2023. However, effective July 1, 2023, we entered into a 90-day contract extension for the management contract, after which time, operations of the Allen Gamble facility transferred from us to the ODC in accordance with the new lease agreement.
Attractive Real Estate Portfolio. As of December 31, 2023, the properties we owned or controlled represented 94% of our portfolio of 72 facilities. The weighted average age of our portfolio of facilities in our CoreCivic Safety, CoreCivic Community, and CoreCivic Properties segments is 25, 31, and 23 years, respectively. These valuable assets are located in areas with high barriers to entry, particularly due to the unique permitting and zoning requirements for these facilities. Further, the majority of our assets are constructed primarily of concrete and steel, generally requiring lower maintenance capital expenditures than other types of commercial properties.
We believe we are the largest developer of mission-critical, criminal justice center real estate projects over the past 15 years. We provide space and services under contracts with federal, state, and local government agencies that generally have credit ratings of single-A or better. In addition, a majority of our contracts have terms between one and five years, and we have experienced customer retention of approximately 95% at facilities we owned or controlled via long-term lease during the previous five years, which contributes to our relatively predictable and stable revenue base. This stream of revenue combined with our low maintenance capital expenditure requirement translates into steady, predictable cash flow.

Development and Expansion Opportunities. Several of our existing government partners, as well as prospective government partners, have been experiencing growth in offender populations and overcrowded conditions, as well as an increase in violent crime. Governments are continuing to assess their need for correctional space, and several are continuing to consider alternative correctional capacity for their aged or inefficient infrastructure, or are seeking cost savings by utilizing the private sector, which could result in increased future demand for the solutions we provide. Competing budget priorities often impede our customers’ ability to construct new prison beds of their own or update their older facilities, which we believe could result in further demand for private sector prison capacity solutions in the long-term. Over the long-term, we would like to see meaningful utilization of our available capacity and better visibility from our customers into their potential future needs before we develop new prison capacity on a speculative basis. We will, however, respond to customer demand and may develop or expand correctional and detention facilities when we believe potential long-term returns justify the capital deployment. With the extensively aged criminal justice infrastructure in the U.S. today, we also believe we can bring real estate solutions to government agencies like we did in connection with the construction of the Lansing Correctional Facility that was brought online in January 2020.
Offer Compelling Value to Correctional Agencies. We believe our government partners seek a compelling value and service offering when selecting an outsourced correctional services provider. We believe we offer a cost-effective alternative to our government partners by reducing their correctional services costs, including the avoidance of long-term pension obligations and large capital investments in new bed capacity. We endeavor to improve operating performance and efficiency through the following key operating initiatives: (1) standardizing supply and service purchasing practices and usage; (2) implementing a standard approach to staffing and business practices; (3) improving offender management, resource consumption, and reporting procedures through the utilization of numerous technological initiatives; (4) reconfiguring facility bed space to optimize capacity utilization; and (5) improving outcomes for incarcerated individuals in our care through investments in a variety of programs intended to reduce recidivism. Through ongoing company-wide initiatives, we continue to focus on efforts to improve operating efficiencies.
We also offer a wide variety of specialized services that address the unique needs of various segments of the offender population. Because the offenders in the facilities we operate differ with respect to security levels, ages, genders, and cultures, we focus on the particular needs of an offender population and tailor our services based on local conditions and our ability to provide services on a cost-effective basis.
We believe our government partners and other agencies in the criminal justice sector also seek a compelling value and service offering when pursuing solutions to their unique real estate needs. We believe our track record of constructing quality assets on time and within budget, our design and construction methods, unique financing alternatives, and our expertise and experience enable us to provide a compelling value proposition for the construction of mission-critical government real estate assets. We also offer utility management services using environmentally-friendly, state-of-the-art technology and believe our robust preventive maintenance program included in our service offering significantly reduces the risk of real estate neglect.
Proven Senior Management Team. Our senior management team has applied their prior experience and diverse industry expertise to improve our operations, related financial results, and capital structure. Under our senior management team’s leadership, we have successfully executed strategies to diversify our business and offer a broader range of solutions to government partners, created new business opportunities with customers that have not previously utilized the private corrections sector, completed several business combination transactions and corporate structure changes adapting to dynamic environments, and successfully completed numerous financing transactions.
ESG Reporting. In April 2023, we issued our fifth Environmental, Social and Governance (“ESG”) report, which summarizes efforts and aspirational goals across environmental, social, and governance topics. The report covers the year ended December 31, 2022, and addresses topics such as evidence-based practices in our reentry programs and human rights-related activities, including delivery of human rights training to all of our employees. The report also summarizes our management approach and activities in topics including energy/utilities management; diversity equity and inclusion; lobbying and political activity; supplier diversity; charitable giving; PREA compliance; ethics; and employee compensation, benefits and training.

The ESG report was designed to be in accordance with the Global Reporting Initiative (“GRI”) standards: Core option issued by the Global Sustainability Standards Board. GRI is an international independent standards organization created to help business, government and other organizations understand and communicate how their operations affect stakeholders.
Recent Developments
Tender Offer for 2026 Notes
Concurrently with this offering, we commenced a cash tender offer (the “Tender Offer”) for any and all of our outstanding 2026 Notes, of which $593.1 million aggregate principal amount is currently outstanding. The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated March 4, 2024 (the “Offer to Purchase”), and in the related notice of guaranteed delivery, which together with the Offer to Purchase, as they may be amended from time to time, constitute the “Tender Offer Documents.” The Tender Offer is currently scheduled to expire at 5:00 p.m., New York City time, on March 11, 2024 (as the same may be extended, the “Expiration Time), unless the Tender Offer is extended or earlier terminated. The “Settlement Date” is scheduled to be March 12, 2024, assuming the conditions to the Tender Offer are satisfied or waived and the Tender Offer is not extended. The payment date for any 2026 Notes tendered pursuant to the notice of guaranteed delivery is scheduled to be March 14, 2024, unless the Tender Offer is extended or earlier terminated.
Subject to the terms and conditions of the Tender Offer, the consideration we will pay for any 2026 Notes validly tendered and not withdrawn in the Tender Offer before its expiration, and accepted for purchase by us, will be cash in an amount equal to $1,043.75 per $1,000.00 principal amount of 2026 Notes, plus accrued and unpaid interest from the October 15, 2023 interest payment date up to, but not including the Settlement Date. For the avoidance of doubt, accrued interest will cease to accrue on the Settlement Date for all 2026 Notes accepted for purchase pursuant to the Tender Offer, including those tendered pursuant to the guaranteed delivery procedures. The Tender Offer is conditioned upon the satisfaction of certain conditions that may be waived or changed, including the successful completion of this offering. The Tender Offer is not conditioned upon any minimum amount of 2026 Notes being tendered. This offering is not conditioned on the successful completion of the Tender Offer. We cannot assure you that the Tender Offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the 2026 Notes will be tendered and cancelled pursuant to the Tender Offer.
If we complete the Tender Offer, we intend to use the net proceeds from this offering, together with borrowings under our Revolving Credit Facility and cash on hand, to fund the purchase of all of the 2026 Notes accepted in the Tender Offer including the payment of all premiums, accrued interest and costs and expenses in connection with the Tender Offer. See “Use of Proceeds.”
To the extent 100% of the outstanding 2026 Notes are not tendered and accepted in the Tender Offer, we intend to use remaining proceeds from this offering, if any, together with borrowings under our Revolving Credit Facility and cash on hand, to complete the 2026 Notes Redemption (as defined below).
The foregoing description of the Tender Offer is provided for informational purposes only. This prospectus supplement and the accompanying prospectus are not an offer to purchase or a solicitation of an offer to sell any of the 2026 Notes and do not constitute a redemption notice for the 2026 Notes. The Tender Offer is only being made pursuant to the Tender Offer Documents.
Our Corporate Information
We are a Maryland corporation formed in 1983. Our principal executive offices are located at 5501 Virginia Way, Brentwood, Tennessee, 37027, and our telephone number at that location is (615) 263-3000. Our website address is www.corecivic.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to invest in this offering.

The Offering
The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
Issuer
CoreCivic, Inc.
Securities Offered
$450,000,000 aggregate principal amount of   % senior notes due 2029.
Maturity Date
The notes will mature on    , 2029.
Interest
Interest on the notes will accrue at a rate of  % per annum from   , 2024 and will be payable semi-annually in cash in arrears on    and   of   each year, commencing on     , 2024.
Ranking
The notes will be our general unsecured senior obligations and will:
•	rank equally in right of payment to all of our existing and future senior indebtedness;
•	rank senior in right of payment to all of our existing and future subordinated indebtedness;
•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•
be structurally subordinated to all of our existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us).

As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, together with the application of borrowings under our Revolving Credit Facility and cash on hand (assuming the completion of the Tender Offer and the 2026 Notes Redemption), we would have had total consolidated indebtedness of approximately $1.1 billion, including approximately $227.9 million of secured indebtedness under our Credit Facilities, approximately $17.9 million of outstanding letters of credit and $145.5 million of CoreCivic of Kansas’s (which is a wholly-owned, non-guarantor subsidiary of CoreCivic) outstanding 4.43% non-recourse senior secured notes, as well as approximately $172.1 million of borrowing capacity available under the Revolving Credit Facility (excluding letters of credit). See “Description of Certain Other Indebtedness” elsewhere in this prospectus supplement. The notes will rank equally in right of payment to the Existing Notes, and will be effectively subordinated to all indebtedness incurred under our Credit Facilities to the extent of the value of the collateral securing such indebtedness. See

“Risk Factors—Risks Related to our Indebtedness and the Offering—The notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.”
Guarantees
The notes initially will be jointly and severally guaranteed on a senior unsecured basis by our subsidiary guarantors under our Credit Facilities. In the future, the guarantees may be released or terminated under certain circumstances. Each Subsidiary Guarantor will:
•	rank equally in right of payment to all existing and future senior indebtedness of such guarantor subsidiary;
•	rank senior in right of payment to all existing and future indebtedness of such guarantor subsidiary that is expressly subordinated to the notes;
•	be effectively subordinated to all existing and future secured indebtedness of such guarantor subsidiary to the extent of the value of the collateral securing such indebtedness; and
•	be structurally subordinated to all of the existing and future indebtedness and liabilities, including trade payables, of our non-guarantor subsidiaries.
As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, together with the application of borrowings under our Revolving Credit Facility and cash on hand (assuming the completion of the Tender Offer and the 2026 Notes Redemption):
•	we and the subsidiary guarantors would have had $227.9 million of secured indebtedness;
•	we and the subsidiary guarantors would have had $693.1 million of senior, unsecured indebtedness; and
•	our subsidiaries that do not guarantee the notes would have had $145.5 million of indebtedness.
For the twelve months ended December 31, 2023, the entities that will guarantee the notes generated approximately 99.9% of our revenues. The guarantee of the notes will rank equally in right of payment to the guarantee of the Existing Notes, and will be effectively subordinated to the guarantee of all indebtedness incurred under our Credit Facilities to the extent of the value of the collateral securing such indebtedness.

Certain Covenants
We will issue the notes under a base indenture as supplemented by a supplemental indenture containing covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:
•	incur indebtedness;
•	issue preferred stock;
•	pay dividends, prepay indebtedness ranking junior to the notes or make investments;
•	incur certain liens; and
•	consolidate, merge or transfer all or substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Covenants”, “Description of Notes—Covenants—Merger, Consolidation or Sale of Assets”, “Description of Notes—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, “Description of Notes—Covenants—Limitation on Liens” and “Description of Notes—Covenants—Restricted Payments.”
Optional Redemption
At any time prior to    , 2026, we may redeem all or part of the notes at a “make-whole” redemption price plus accrued and unpaid interest, if any, to the redemption date. At any time thereafter, we may redeem all or part of the notes at the redemption prices set forth under the heading “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to    , 2026, we may, at our option at any time, apply funds equal to the proceeds of one or more equity offerings to redeem up to 40% of the original aggregate principal amount of the notes at the applicable redemption price set forth under the heading “Description of Notes—Optional Redemption.” See “Description of Notes—Optional Redemption.”
Change of Control
If we experience certain kinds of changes of control, we must offer to purchase the notes at a redemption price equal to 101% of the principal amount, plus any accrued and unpaid interest if any, to the date of purchase. See “Description of Notes—Repurchase at the Option of Holders Upon a Change of Control.”
Absence of an Established Market
The notes are a series of securities for which there is currently no established trading market. Certain of the underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice.

As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Use of Proceeds
We estimate that the net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $  million after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, together with borrowings under our Revolving Credit Facility and cash on hand, to fund the purchase of all of the 2026 Notes accepted in the Tender Offer and to redeem in accordance with the terms of the indenture governing the 2026 Notes, any 2026 Notes that remain outstanding after the Tender Offer (the “2026 Notes Redemption”), including the payment of all premiums, accrued interest and costs and expenses in connection with the Tender Offer and 2026 Notes Redemption. We may use the balance of any remaining net proceeds for general corporate purposes. See “Use of Proceeds.”
Risk Factors
See “Risk Factors” in this prospectus supplement, in the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 incorporated by reference herein, as well as all other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein. See “Incorporation of Information by Reference.”
Form and Denominations
We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be limited to persons that have accounts with DTC, or persons that hold interests through such participants. Except in limited circumstances that may be described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered “holders” of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Governing Law
The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee
Equiniti Trust Company, LLC

Selected Historical Financial Data
The following tables present our selected historical financial data for the periods indicated. The consolidated statement of operations data for the years ended December 31, 2023, 2022 and 2021, and the consolidated balance sheet data as of December 31, 2023 and 2022, are each derived from our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference. The consolidated balance sheet data as of December 31, 2021 is derived from our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021, which is not incorporated by reference into this prospectus supplement.
The selected historical financial data should be read in conjunction with the sections entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, the risks discussed elsewhere in this prospectus supplement, including those set forth under the heading “Special Note Regarding Forward-Looking Statements,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2023.
	For the Years Ended December 31,
(in thousands)	2023	2022	2021
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
REVENUE	$1,896,635	$1,845,329	$1,862,616
EXPENSES:
Operating	1,462,430	1,413,792	1,337,065
General and administrative	136,084	127,700	135,770
Depreciation and amortization	127,316	127,906	134,738
Shareholder litigation expense	—	1,900	54,295
Asset impairments	2,710	4,392	11,378
	1,728,540	1,675,690	1,673,246
OTHER INCOME (EXPENSE):
Interest expense, net	(72,960)	(84,974)	(85,542)
Expenses associated with debt repayments and refinancing transactions	(686)	(8,077)	(56,279)
Gain on sale of real estate assets	798	87,728	38,766
Other income (expense)	576	986	(212)
INCOME BEFORE INCOME TAXES	95,823	165,302	86,103
Income tax expense	(28,233)	(42,982)	(137,999)
NET INCOME (LOSS)	$67,590	$122,320	$(51,896)
BASIC EARNINGS (LOSS) PER SHARE	$0.59	$1.03	$(0.43)
DILUTED EARNINGS (LOSS) PER SHARE	$0.59	$1.03	$(0.43)
	As of December 31,
(in thousands)	2023	2022	2021
BALANCE SHEET DATA:
Total assets	$3,105,399	$3,244,769	$3,498,938
Total debt	$1,106,691	$1,264,522	$1,551,932
Total liabilities	$1,627,833	$1,812,361	$2,126,470
Total equity	$1,477,566	$1,432,408	$1,372,468

	For the Years Ended December 31,
(in thousands)	2023	2022	2021
NON-GAAP FINANCIAL DATA(1):
Funds From Operations	$165,094	$157,896	$20,196
Normalized Funds From Operations	$168,436	$165,216	$225,484
EBITDA	$308,404	$389,059	$316,406
Adjusted EBITDA	$311,002	$315,700	$402,026
Restricted Adjusted EBITDA	$301,131	$305,707	$383,659
For the Year Ended December 31, 2023
(in thousands)	Actual	As Adjusted(2)
SUPPLEMENTAL NON-GAAP FINANCIAL DATA:
Ratio of Debt (less cash) to Restricted Adjusted EBITDA(3)	2.8x
(1)
EBITDA, Adjusted EBITDA, Restricted Adjusted EBITDA, Funds From Operations (“FFO”), and Normalized FFO are non-GAAP financial measures. We believe that these measures are important operating measures that supplement discussion and analysis of our results of operations and are used to review and assess our operating performance and our properties and their management teams. We believe that it is useful to provide investors, lenders and security analysts disclosures of our results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of the performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, Restricted Adjusted EBITDA, and Normalized FFO are useful as supplemental measures of performance of our properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of our tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of our properties, management believes that assessing performance of our properties without the impact of depreciation or amortization is useful. We may make adjustments to FFO from time to time for certain other income and expenses that we consider non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of our ongoing operations. Even though expenses associated with mergers and acquisitions may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of our ongoing operations, may not be comparable from period to period. Adjusted EBITDA, Restricted Adjusted EBITDA and Normalized FFO exclude the effects of such items.
Other companies may calculate EBITDA, Adjusted EBITDA, Restricted Adjusted EBITDA, FFO, and Normalized FFO differently than we do, or adjust for other items, and therefore comparability may be limited. EBITDA, Adjusted EBITDA, Restricted Adjusted EBITDA, FFO, and Normalized FFO are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes included in our filings with the SEC.
(2)
As adjusted to give effect to the issuance and sale by us of the notes in this offering, after giving effect to this offering and the use of proceeds therefrom, together with borrowings under our Revolving Credit Facility and cash on hand (assuming the completion of the Tender Offer and the 2026 Notes Redemption), and after deducting the underwriting discounts and our estimated offering expenses.

(3)
Excludes non-recourse debt and EBITDA of CoreCivic of Kansas. As of December 31, 2023, the aggregate non-recourse debt and EBITDA for CoreCivic of Kansas was $145.5 million and $9.9 million, respectively.

Reconciliation of Net Income to FFO and Normalized FFO
Our reconciliation of net income to FFO and Normalized FFO for the years ended December 31, 2023, 2022, and 2021 is as follows (in thousands):
	For the Years Ended December 31,
	2023	2022	2021
FUNDS FROM OPERATIONS:
Net income (loss)	$67,590	$122,320	$(51,896)
Depreciation and amortization of real estate assets	98,076	96,917	98,738
Impairment of real estate assets	—	4,392	3,335
Gain on sale of real estate assets, net	(798)	(87,728)	(38,766)
Income tax expense for special items	226	21,995	8,785
Funds From Operations	165,094	157,896	20,196
Expenses associated with debt repayments
and refinancing transactions	686	8,077	56,279
Expenses associated with COVID-19	—	—	2,434
Income tax expense associated with change in corporate tax structure and other special tax items	930	—	114,249
Shareholder litigation expense	—	1,900	54,295
Goodwill and other impairments	—	—	8,043
Other asset impairments	2,710	—	—
Income tax benefit for special items	(984)	(2,657)	(30,012)
Normalized Funds From Operations	$168,436	$165,216	$225,484
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA
Our reconciliation of net income to EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA for the years ended December 31, 2023, 2022, and 2021 is as follows (in thousands):
	For the Years Ended December 31,
	2023	2022	2021
EBITDA and ADJUSTED EBITDA
Net income (loss)	$67,590	$122,320	$(51,896)
Interest expense	85,265	95,851	95,565
Depreciation and amortization	127,316	127,906	134,738
Income tax expense	28,233	42,982	137,999
EBITDA	$308,404	$389,059	$316,406
Expenses associated with debt repayments and refinancing transactions	686	8,077	56,279
Expenses associated with COVID-19	—	—	2,434
Gain on sale of real estate assets	(798)	(87,728)	(38,766)
Shareholder litigation expense	—	1,900	54,295
Asset impairments	2,710	4,392	11,378
Adjusted EBITDA	$311,002	$315,700	$402,026
EBITDA from Unrestricted Subsidiaries(1)	(9,871)	(9,993)	(18,367)
Restricted Adjusted EBITDA(2)	$301,131	$305,707	$383,659
(1)
Consists of the portion of EBITDA attributable to CoreCivic of Kansas for each of the periods ended December 31, 2023, 2022 and 2021 and SSA-Baltimore, LLC for the period ended December 31, 2021. SSA-Baltimore, LLC was an unrestricted subsidiary prior to its sale on June 29, 2021.

(2)
Restricted Adjusted EBITDA is calculated as Adjusted EBITDA after deducting EBITDA attributable to attributable to CoreCivic of Kansas for each of the periods ended December 31, 2023, 2022 and 2021 and our former unrestricted subsidiary SSA-Baltimore, LLC for the period ended December 31, 2021.

RISK FACTORS
An investment in the notes involves a high degree of risk. Before making an investment decision, you should carefully consider the following factors that could materially affect our business, as well as the other information set forth or incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Any of these risks could materially adversely affect our business, results of operations or financial condition. These risks could also cause our actual results to differ materially from those indicated in forward-looking statements contained herein and elsewhere. The following is a non-exclusive discussion of such risks and uncertainties. Our business may also be adversely affected by risks and uncertainties not known to us or risks that we currently believe to be immaterial.
Risks Related to our Indebtedness and the Offering
Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt securities.
We have a significant amount of indebtedness. As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom (assuming we purchase all of the 2026 Notes pursuant to the Tender Offer and any redemption of the 2026 Notes that remain outstanding after the Tender Offer), we would have had total indebtedness of approximately $1.1 billion. Our indebtedness could have important consequences. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes issued pursuant to this offering;
•	increase our vulnerability to general adverse economic and industry conditions;
•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, dividends, stock repurchases and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	restrict us from pursuing strategic acquisitions or certain other business opportunities;
•	place us at a competitive disadvantage compared to our competitors that have less debt; and
•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms, or at all.
If we are unable to meet our debt service obligations, we may need to suspend our share repurchase program, reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all.
The Credit Facilities, indentures related to the Existing Notes and the notes offered hereby, and other debt instruments have restrictive covenants that could limit our financial flexibility.
The indentures related to the Existing Notes, the indenture related to the notes offered hereby, and our Credit Agreement contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our Credit Agreement requires us to comply with certain financial covenants, including leverage and fixed charge coverage ratios. Our Credit Agreement includes other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, make restricted payments and investments; issue disqualified stock; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. See “Description of Certain Other Indebtedness—Credit Facilities.” The indentures related to our Existing Notes contain, and the indenture related to the notes offered hereby will contain, limitations on our ability to effect mergers and change of control events, as well as other limitations on our ability to create liens on our assets. The indenture related to the 2026 Notes additionally limits and the indenture related to the notes offered hereby will additionally limit our ability to incur indebtedness, make restricted payments and investments and prepay certain indebtedness. See “Description of Certain Other Indebtedness—Other Unsecured Senior Notes” and “Description of Notes—Covenants.”

Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.
The indenture for the notes may not provide protection against events or developments that may affect our ability to repay the notes or the trading prices for the notes.
The indenture governing the notes will contain covenants limiting the ability of the Company and the guarantors to incur indebtedness, subject to certain exceptions, and incur certain liens on their assets to secure indebtedness, subject to certain exceptions, without equally and ratably securing the notes. These limitations are subject to a number of important exceptions.
The indenture governing the notes will not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations; or

•
restrict our ability to engage in any acquisition or other transaction, other than our ability to merge or consolidate with, or sell all or substantially all of our assets to, another person without the surviving or transferring person (if other than CoreCivic) assuming the obligations under the notes.

For these reasons, you should not consider the covenants in the indenture governing the notes as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. In March 2021, S&P Global Ratings (“S&P”) downgraded its credit rating for the Company from BB to BB-, and Moody’s Investors Service Inc. (“Moody’s”) downgraded its credit rating for the Company from Ba1 to Ba2, in each instance, citing concerns related to the uncertainty of the Private Prison EO’s impact on the Company’s business. In February 2022, S&P affirmed its BB- rating, but revised its outlook on the Company from Negative to Stable, citing an improvement in the Company’s debt maturity profile. Further, in January 2024, S&P once again affirmed the BB- rating but revised its outlook from Stable to Positive, citing the Company's improved leverage and steady operating performance. In May 2022, Moody’s affirmed is Ba2 rating, but revised its outlook on the Company from Negative to Stable, citing the Company’s improved leverage and liquidity profile. Moody's affirmed its rating and outlook in December 2023. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our credit ratings generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.
Our indebtedness is secured by a substantial portion of our assets.
Our Credit Facilities are secured by a pledge of all of the capital stock (or other ownership interests) of our domestic restricted subsidiaries, 65% of the capital stock (or other ownership interests) of our “first-tier” foreign subsidiaries, all of our accounts receivable and those of our domestic restricted subsidiaries, and substantially all of our deposit accounts and those of our domestic restricted subsidiaries. In the event that (a) the consolidated total leverage equals or exceeds 4.25 to 1.00 or (b) we incur certain debt above a specified threshold, certain intangible assets and unencumbered real estate assets that meet a 50% loan-to-value requirement are required to be added as collateral. Subject to compliance with the restrictive covenants under our existing indebtedness, we may incur additional indebtedness secured by existing or future assets of ours or our subsidiaries. In the event of a default under our Credit Facilities or any other secured indebtedness, or if we experience insolvency, liquidation, dissolution or reorganization, the holders of our secured debt would be entitled to payment from their collateral security, and after that the holders of our unsecured debt (including the holders of any deficiency remaining after application of collateral to secured debt) would be entitled to payment from our remaining assets. In such an event, there can be no assurance that we would have sufficient assets to pay amounts due to holders of our unsecured debt, and unsecured debtholders, including holders of the notes offered hereby, may receive less than the full amount to which they are entitled.

Servicing our indebtedness will require a significant amount of cash or may require us to refinance our indebtedness before it matures. Our ability to generate cash depends on many factors beyond our control and there is no assurance that we will be able to refinance our debt on acceptable terms, or at all.
Our Credit Facilities both mature in October 2028. As of December 31, 2023, we also have outstanding $593.1 million in aggregate principal amount of the 2026 Notes, and $243.1 million in aggregate principal amount of the 2027 Notes. In addition, as of December 31, 2023, we have $145.5 million outstanding under a non-recourse mortgage note with an interest rate of 4.43% maturing in 2040. Our ability to make payments on our indebtedness, to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.
The risk exists that our business will be unable to generate sufficient cash flow from operations or that future borrowings will not be available to us in an amount sufficient to enable us to pay our indebtedness, including our Existing Notes and our senior notes to be issued in this notes offering, or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our Existing Notes, or new debt securities, on or before maturity. Our ability to refinance all or a portion of our indebtedness on acceptable terms, or at all, will be dependent upon a number of factors, including our degree of leverage, the amount of our cash flows, the value of our assets, borrowing and other financial restrictions imposed by lenders, and conditions in the credit markets at the time we refinance. If we are unable to refinance our indebtedness on acceptable terms, we may be forced to agree to otherwise unfavorable financing terms or to sell one or more properties at unattractive prices or on disadvantageous terms. Any one of these options could have a material adverse effect on our business, financial condition, results of operations and our cash flows.
We are required to repurchase all or a portion of our Existing Notes, including the notes offered hereby, upon a change of control, and the debt under our Credit Facilities is subject to acceleration upon a change of control.
Upon certain change of control events, as that term is defined in the indentures for our Existing Notes and the notes to be issued in this offering, including a change of control caused by an unsolicited third party, we are required to make an offer in cash to repurchase all or any part of each holder’s notes at a repurchase price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of the tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the respective indentures, which could lead to a cross-default under our Credit Facilities and under the terms of our other indebtedness. A change in control (as described in our Credit Agreement), is also a default under our Credit Agreement, entitling the lenders to refuse to make further extensions of credit thereunder and to accelerate the maturity of the debt outstanding under the Credit Agreement. Prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under our Credit Facilities or obtain the consent of the lenders under our Credit Agreement. If we do not obtain the required consents or repay our outstanding indebtedness under our Credit Facilities, we would effectively be prevented from offering to repurchase the notes, which would cause a default under the indentures governing the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”
We can enter into transactions, like recapitalizations, reorganizations and other highly leveraged transactions, that do not constitute a change of control but that could adversely affect the holders of the notes.
The change of control provision contained in the indenture governing these notes may not necessarily afford protection to holders of the notes in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect holders of the notes, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the indenture. Except as described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control,” the indenture will not contain provisions that would require us to offer to repurchase or redeem the notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a change of control has occurred.
One of the events that triggers our obligation to repurchase the notes upon a change in control is the sale of all or substantially all of our assets. The phrase “all or substantially all” as used in the indenture governing the notes varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore, it may be unclear as to whether a change of control has occurred and whether you have the right to require us to repurchase the notes.
Despite current indebtedness levels, we may still incur more debt.
The terms of the indentures for our Existing Notes, the notes to be issued in this offering and our Credit Agreement restrict our ability to incur indebtedness; however, we may nevertheless incur additional indebtedness in the future, and in the future, we may refinance all or a portion of our indebtedness, including our Credit Facilities indebtedness, and may incur additional indebtedness as a result so long as we comply with the limitations in our Existing Notes, the notes to be issued in this offering and our Credit Agreement while they are in effect. As of December 31, 2023, we had $257.1 million of additional borrowing capacity available under our Revolving Credit Facility. The Credit Agreement includes an option to increase the availability under the Revolving Credit Facility and to request term loans from the lenders in an aggregate amount not to exceed the greater of (a) $200.0 million and (b) 50% of consolidated EBITDA for the most recently ended four-quarter period, subject to, among other things, the receipt of commitments for the increased amount. In addition, so long as we comply with the limitations in our Existing Notes, the notes to be issued in this offering and our Credit Agreement while they are in effect, we may incur additional debt from time to time when we determine that market conditions and the opportunity to utilize the proceeds therefrom are favorable. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.
Our access to capital may be affected by general macroeconomic conditions.
Credit markets may tighten significantly for various reasons that may or may not result from company-specific activities such that our ability to obtain new capital could be more challenging and more expensive. Further, we can provide no assurance that the banks that have made commitments under our Credit Facilities will continue to operate as going concerns in the future or will agree to extend commitments beyond the maturity date. If any of the banks in the lending group were to fail, or fail to renew their commitments, it is possible that the capacity under our Credit Facilities would be reduced. In the event that the availability under our Credit Facilities was reduced significantly, we could be required to obtain capital from alternate sources in order to continue with our business and capital strategies. Our options for addressing such capital constraints would include, but not be limited to (i) delaying certain capital expenditure projects, (ii) obtaining commitments from the remaining banks in the lending group or from new banks to fund increased or new amounts under the terms of our Credit Facilities, (iii) accessing the public capital markets, or (iv) retaining more of our cash flow. Such alternatives could be on terms less favorable than under existing terms, which could have a material effect on our consolidated financial position, results of operations, or cash flows.
Increasing activist resistance to the use of public-private partnerships for correctional, detention, and residential reentry facilities could impact our ability to obtain financing to grow our business or to refinance existing indebtedness, which could have a material adverse effect on our business, financial condition and results of operations.
Our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention. This strict policy also applies to external government relations professionals working on our behalf at all levels of government. Nonetheless, contracting for correctional, detention, and residential reentry facilities and related services has not achieved complete acceptance by certain governments or the public at large. The operation of correctional, detention, and residential reentry facilities by private entities has encountered resistance from certain groups, such as immigration advocates, labor unions, prison reform organizations and other special interest groups that believe correctional, detention, and residential reentry facilities should only be operated by governmental agencies, or that alternatives to immigrant detention should be utilized to enforce the nation’s border policies. Further, opposition to immigration, detention and incarceration policies and the association of private companies with the enforcement of such policies have caused some financial institutions to decline to provide capital, credit or financial services to private entities that own or operate correctional and detention facilities, including CoreCivic, or to otherwise participate in the provision of capital, credit or financial services in connection with the development of correctional and detention facilities that are associated with private companies. Moreover, proposed and future legislation could restrict financial institutions from providing capital, credit or financial services to private entities that own or operate correctional and detention facilities, including CoreCivic. For example, the New York State Legislature is considering a bill that would prohibit New York state chartered banks from investing in and providing financing for privately operated secured facilities. If this legislation becomes law, certain financial institutions may be prohibited from providing us with capital, credit or financial services. While we believe we will continue to have access to capital, restrictions on our access to capital, or increases in the cost of capital, could have a material adverse effect on our business, financial condition and results of operations.
Rising interest rates increase the cost of our variable rate debt.
We have incurred and expect in the future to incur indebtedness that bears interest at variable rates, including indebtedness under our Credit Facilities. Accordingly, rising interest rates increase our interest costs, which could have an adverse impact on us and our ability to pay down our debt, return capital to our stockholders and pay maturing debt or cause us to be in default under certain debt instruments.
The notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.
The notes are unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of December 31, 2023, our total secured indebtedness was approximately $270.5 million and we had approximately $257.1 million of available borrowing capacity under the Revolving Credit Facility. The indenture governing the notes permits us to incur additional secured indebtedness provided certain conditions are met. See “Description of Notes—Covenants—Limitations on Liens”, “Description of Notes—Covenants—Merger, Consolidation or Sale of Assets”, “Description of Notes—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Description of Notes—Covenants—Restricted Payments.” Consequently, in the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to the benefits of the collateral that secures the secured indebtedness, and the collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes.
The notes will not be guaranteed by all of our subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of December 31, 2023, our non-guarantor subsidiaries had $145.5 million of indebtedness outstanding.
There are circumstances other than repayment or discharge of the notes under which the guarantees of the notes will be released automatically, without your consent or the consent of the trustee under the indenture governing the notes, and you may not realize any payment upon release of such guarantees.
The guarantee of a guarantor of the notes will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the indenture governing the notes or if a guarantor is released from its guarantee under all of our other indebtedness. See “Description of Notes—The Subsidiary Guarantees.” In addition, the creditors of such subsidiary and its subsidiaries will have an effectively senior claim on the assets of such subsidiary and its subsidiaries.
Federal and state statutes may allow courts, under specific circumstances, to void the notes or the guarantees and/or require holders of the notes to return payments received from us.
Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes and the guarantees could be subordinated to all of our other debt, if the issuance of the notes or a guarantee was found to have been made for less than reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:
•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they mature.
A court might also void the issuance of the notes or a guarantee without regard to the above factors if the court found that we issued the notes or the guarantors issued the guarantees with actual intent to hinder, delay or defraud our or their respective creditors.
A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes or any notes guarantee.
In addition, any payment by us pursuant to the notes made at a time when we were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a liquidation under Title 11 of the U.S. Code, as amended (the “Bankruptcy Code”).
The measures of insolvency for purposes of these fraudulent and preferential transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:
•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all our assets;
•
the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.
On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the sale of the notes, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. The indenture governing the notes contains a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in the case, Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that is included in the indenture governing the notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The U.S. Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.
In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that: (i) the holders of the notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.
If an active trading market does not develop for these notes, you may not be able to resell them.
Prior to this offering, there was no public market for these notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. We do not intend to apply for listing of the notes on any securities exchange or an automated dealer quotation system. Moreover, if a market were to exist, the notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:
•	prevailing interest rates, increases in which may have an adverse effect on the market value of the notes;
•	the market for similar securities issued by other companies in our industry;
•	general economic and financial market conditions;
•	the financial condition, performance and prospects of us and our competitors;
•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;
•	changes in our credit ratings; and
•	actual or anticipated variations in quarterly operating results of us and our competitors.
Many of the restrictive covenants contained in the indenture will not apply if the notes are rated investment grade by Moody’s, S&P or Fitch and no default or event of default has occurred and is continuing, and we may be able to make any restricted payments subject to satisfying a consolidated total leverage ratio.
Many of the covenants in the indenture governing the notes (including the restriction on our ability to make restricted payments, incur debt and issue preferred stock) will not apply if the notes are rated Baa3 or better by Moody’s, BBB- or better by S&P or BBB- or better by Fitch (or, if any such entity ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by us as a replacement agency) provided that at such time no default or event of default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Covenants—Drop Away Covenant”. In addition, we will be permitted to make restricted payments to the extent our consolidated total leverage ratio calculated on a pro forma basis after giving effect to such restricted payment would be equal to or less than 2.00 to 1.00. “Description of Notes—Covenants—Restricted Payments.”

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $    million after deducting the underwriting discounts and our estimated offering expenses.
We intend to use the net proceeds from this offering, together with borrowings under our Revolving Credit Facility and cash on hand, to fund the purchase of all of the 2026 Notes accepted in the Tender Offer and to redeem in accordance with the terms of the indenture governing the 2026 Notes, any 2026 Notes that remain outstanding after the Tender Offer (the “2026 Notes Redemption”), including the payment of all premiums, accrued interest and costs and expenses in connection with the Tender Offer and 2026 Notes Redemption. We may use the balance of any remaining net proceeds for general corporate purposes. At December 31, 2023, we had approximately $593.1 million of principal amount outstanding of the 2026 Notes. The principal amount of our 2026 Notes is due at maturity in April 2026 and the interest rate on the 2026 Notes accrues at 8.25% per annum and is payable in April and October of each year. See “Description of Certain Other Indebtedness—Other Unsecured Senior Notes.”
Affiliates of certain of the underwriters may own the 2026 Notes and, as a result, may receive a portion of the proceeds from this offering.

CAPITALIZATION
The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of December 31, 2023 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (x) the issuance and sale by us of the notes in this offering, after deducting the underwriting discounts and our estimated offering expenses, and (y) the application of the net proceeds from such offering, together with borrowings under our Revolving Credit Facility and cash on hand, to fund the Tender Offer and the 2026 Notes Redemption, including the payment of all premiums, accrued interest and estimated costs and expenses in connection with the Tender Offer and 2026 Notes Redemption. The Tender Offer is subject to several conditions, which may not be satisfied or waived by us, and we may not receive tenders of a significant amount of our outstanding 2026 Notes for purchase in the Tender Offer. Accordingly, the Tender Offer may not be consummated in accordance with its terms, or at all, and all or a significant portion of our 2026 Notes may remain outstanding. Consequently, our actual capitalization following the completion of this offering and the settlement of the Tender Offer may be significantly different from that reflected in the as adjusted column in the table below.
You should read this table in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. See “Incorporation of Information by Reference” in this prospectus supplement.
	As of December 31, 2023
(dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$121,845	$
Indebtedness (including current maturities):
Revolving Credit Facility(1)	$—	$
Term Loan	125,000
8.25% Senior Notes due 2026	593,113
4.75% Senior Notes due 2027	243,068
% Senior Notes due 2029 offered hereby	—
4.43% Lansing Correctional Center Non-Recourse Mortgage Note maturing January 2040	145,510
Total long-term debt	$1,106,691	$
Total equity	$1,477,566	$
Total capitalization	$2,584,257	$
(1)	Amounts shown do not include approximately $17.9 million of outstanding letters of credit as of December 31, 2023.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
Credit Facilities
On October 11, 2023, the Company entered into the Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), providing for credit facilities in an aggregate principal amount of $400.0 million, consisting of the $125.0 million term loan (the “Term Loan”) and the revolving credit facility with a borrowing capacity of $275.0 million (the “Revolving Credit Facility”, and together with the Term Loan, the “Credit Facilities”). The Credit Agreement extended the maturity date of the Credit Facilities to October 11, 2028. The Credit Agreement includes an option to increase the availability under the Revolving Credit Facility and to request term loans from the lenders in an aggregate amount not to exceed the greater of (a) $200.0 million and (b) 50% of consolidated EBITDA for the most recently ended four-quarter period, subject to, among other things, the receipt of commitments for the increased amount.
At the Company’s option, interest on outstanding borrowings under the Credit Agreement is based on either a base rate plus a margin ranging from 1.75% to 3.5%, or at an adjusted rate based on adjusted term SOFR plus a margin ranging from 2.75% to 4.5% based on the Company’s then-current consolidated total leverage ratio. The Revolving Credit Facility includes a $25.0 million sublimit for swing line loans that enables the Company to borrow at the base rate from the Administrative Agent (as defined within the Credit Agreement) on same-day notice.
The Revolving Credit Facility also has a $100.0 million sublimit for the issuance of standby letters of credit. As of December 31, 2023, the Company had no borrowings outstanding under the Revolving Credit Facility. As of December 31, 2023, the Company had approximately $17.9 million in letters of credit outstanding resulting in $257.1 million of borrowing capacity available under the Revolving Credit Facility. The Term Loan requires scheduled quarterly principal payments through June 2028, and is pre-payable without penalty.
The Credit Agreement requires the Company to meet certain financial covenants, including, without limitation, a consolidated total leverage ratio of not more than 4.50 to 1.00 for which the Company may net unrestricted cash and cash equivalents when calculating, a consolidated secured leverage ratio of not more than 2.50 to 1.00 for which the Company may net unrestricted cash and cash equivalents, and a consolidated fixed charge coverage ratio of not less than 1.75 to 1.00. As of December 31, 2023, the Company was in compliance with the financial covenants under the Credit Agreement. The Credit Facilities are secured by a pledge of all of the capital stock (or other ownership interests) of the Company’s domestic restricted subsidiaries, 65% of the capital stock (or other ownership interests) of the Company’s “first-tier” foreign subsidiaries, all of the accounts receivable of the Company and its domestic restricted subsidiaries, and substantially all of the deposit accounts of the Company and its domestic restricted subsidiaries. In the event that (a) the consolidated total leverage equals or exceeds 4.25 to 1.00 or (b) the Company incurs certain debt above a specified threshold, certain intangible assets and unencumbered real estate assets that meet a 50% loan-to-value requirement are required to be added as collateral securing the Credit Facilities. In addition, the Credit Agreement contains certain covenants that, among other things, limit the incurrence of additional indebtedness, payment of dividends and other customary restricted payments, permitted investments, transactions with affiliates, asset sales, mergers and consolidations, liquidations, prepayments and modifications of other indebtedness, liens and other encumbrances and other matters customarily restricted in such agreements. The Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, judgments in excess of specified amounts and change in control.
Non-Recourse Mortgage Notes
On April 20, 2018, CoreCivic of Kansas, a wholly-owned unrestricted subsidiary of the Company, placed $159.5 million in aggregate principal amount of non-recourse senior secured notes of the CoreCivic of Kansas (the “Kansas Notes”), in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The private placement closed on June 1, 2018. The Company used the proceeds of the private placement, which were drawn on quarterly funding dates beginning in the second quarter of 2018, to fund construction of the Lansing Correctional Facility, along with costs and expenses of the project. The Kansas Notes have a yield to maturity of 4.43% and are scheduled to mature in January 2040, 20 years following completion of the project, which occurred in January 2020. Principal and interest on the Kansas Notes will be payable in quarterly payments that began in July 2020 and continue until maturity. The Company may redeem all or part of the Kansas Notes at any time upon written notice of not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, with a “make-whole” amount, together with interest on the Kansas Notes accrued to, but not including, the redemption date. Because the CoreCivic of Kansas has been designated as an unrestricted subsidiary of the Company under terms of the Credit Agreement, the issuance and service of the Kansas Notes, and the revenues and expenses associated with the Lansing Correctional Facility lease, do not impact the financial covenants associated with the Credit Agreement. As of December 31, 2023, the outstanding balance of the Kansas Notes was $145.5 million.
Other Unsecured Senior Notes
During October 2017, the Company issued the 2027 Notes maturing on October 15, 2027. During April and September 2021, the Company issued the 2026 Notes maturing on April 15, 2026. Interest on the 2027 Notes accrues at the stated rate and is payable in April and October of each year. Interest on the 2026 Notes accrues at the stated rate and is payable in April and October of each year. The 2026 Notes and the 2027 Notes are senior unsecured obligations of the Company and are guaranteed by all of the Company’s existing and future subsidiaries that guarantee the Company’s obligations under the Credit Agreement. The Company may redeem all or part of the 2026 Notes at any time prior to April 15, 2024, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest thereon to, but not including, the redemption date. Thereafter, the 2026 Notes are redeemable at the Company’s option, in whole or in part, at a redemption price expressed as a percentage of the principal amount thereof, which percentage is 104.125% beginning on April 15, 2024 and 100% beginning on April 15, 2025, plus, in each such case, accrued and unpaid interest thereon to, but not including, the redemption date. The Company may redeem all or part of the 2027 Notes at any time prior to three months before their maturity date at a “make-whole” redemption price, plus accrued and unpaid interest thereon to, but not including, the redemption date. Thereafter, the 2027 Notes are redeemable at the Company’s option, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

DESCRIPTION OF NOTES
You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “CoreCivic” refers only to CoreCivic, Inc. and not to any of its Subsidiaries.
CoreCivic will issue the   % Senior Notes due 2029 (the “Notes”), under a base indenture between itself and Equiniti Trust Company, LLC, the Trustee, as amended and supplemented by a supplemental indenture, among CoreCivic, the Guarantors and the Trustee. For convenience, the base indenture, as amended and supplemented by the supplemental indenture, is referred to as the “Indenture”. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.
The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture and the Notes.
Brief Description of the Notes and the Subsidiary Guarantees
The Notes
The Notes:
•	will be general unsecured obligations of CoreCivic;
•	will be equal in right of payment with each other and with all existing and future unsecured senior Indebtedness of CoreCivic;
•	will be senior in right of payment to any future subordinated Indebtedness of CoreCivic; and
•	will be guaranteed by the Guarantors.
However, the Notes will be effectively subordinated to all of our secured indebtedness, including the Bank Credit Facilities, to the extent of the value of the collateral therefor. The Bank Credit Facilities are secured by a pledge of the Capital Stock of CoreCivic’s Domestic Subsidiaries and 65% of the Capital Stock of CoreCivic’s “first-tier” foreign subsidiaries, all of the accounts receivable and substantially all deposit accounts of CoreCivic and its Domestic Subsidiaries. In the event that (a) CoreCivic’s consolidated total leverage equals or exceeds 4.25 to 1.00 or (b) CoreCivic or CoreCivic’s Domestic Subsidiaries incur certain debt above a specified threshold, certain intangible assets and unencumbered real estate assets that meet a 50% loan-to-value requirement are required to be added as collateral for the Bank Credit Facilities. See “Description of Certain Other Indebtedness—Credit Facilities”.
The Subsidiary Guarantees
The Notes will be guaranteed by all of CoreCivic’s existing Domestic Subsidiaries that are guarantors of a Credit Facility of CoreCivic or any other Guarantor, and future subsidiaries that execute guarantees in accordance with the terms of the Indenture as described in “Covenants —Additional Subsidiary Guarantees.”
Each Subsidiary Guarantee of the Notes:
•	will be a general senior unsecured obligation of such Guarantor;
•	will be equal in right of payment with each other and to all existing and future senior unsecured Indebtedness of that Guarantor;
•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor; and
•
will be effectively subordinate to any obligations of such Guarantor under any existing or future secured indebtedness (including obligations under our Bank Credit Facilities), to the extent of the value of the collateral securing such obligations.

Not all of CoreCivic’s existing Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to CoreCivic. The non-guarantor Subsidiaries generated less than 1% of CoreCivic’s consolidated revenues for the year ended December 31, 2023, and owned approximately 5% of CoreCivic’s consolidated assets as of December 31, 2023. The non-guarantor Subsidiaries have $145.5 million in outstanding third-party debt, represented by non-recourse senior-secured notes issued by CoreCivic of Kansas, LLC to fund the construction of a facility in Lansing, Kansas.
Principal, Maturity and Interest
CoreCivic will issue $450.0 million in aggregate principal amount of Notes in this offering. CoreCivic may issue additional Notes under the Indenture from time to time after this offering in one or a series of transactions, without the consent of Holders of the Notes. The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, redemption of Notes, offers to purchase Notes and the percentage of Notes required to consent to waivers of provisions of, and amendments to, the Indenture. The Indenture provides that CoreCivic will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on    , 2029.
Interest on the Notes will accrue at the rate of   % per annum and will be payable semi-annually in arrears on     and    , commencing on    , 2024. We will make each interest payment to the Holders of record on the close of business on the immediately preceding      and     , respectively.
Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a Holder of Notes has given wire transfer instructions to CoreCivic, CoreCivic will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless CoreCivic elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.
Paying Agent and Registrar for the Notes
The Trustee will initially act as paying agent and registrar for the Notes. CoreCivic may change the paying agent or registrar without prior notice to the Holders of the Notes, and CoreCivic or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CoreCivic will not be required to transfer or exchange any Note selected for redemption. Also, CoreCivic will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Subsidiary Guarantees
The Notes will be guaranteed by each of CoreCivic’s current and future Domestic Subsidiaries that are guarantors of a Credit Facility of CoreCivic or any other Guarantor. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under a Subsidiary Guarantee will be limited as necessary to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law or a violation of state law prohibiting shareholder distributions by an insolvent subsidiary. See “Risk Factors—Risks Related to our Indebtedness and the Offering—The Notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.”

The Subsidiary Guarantee of a Guarantor will be released:
(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CoreCivic;
(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CoreCivic;
(3) upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “— Legal Defeasance and Covenant Defeasance”;
(4) if such Guarantor is released from its guarantee under all of the Credit Facilities of CoreCivic and the Guarantors (including as a result of such Credit Facilities ceasing to be outstanding);
(5) in connection with the merger or consolidation of such Guarantor with (1) CoreCivic or (2) any other Guarantor (provided that the surviving entity remains or becomes a Guarantor);
(6) if CoreCivic properly designates such Guarantor as an Unrestricted Subsidiary under the Indenture; or
(7) upon a liquidation or dissolution of such Guarantor permitted under the Indenture.
Optional Redemption
Prior to    (    months prior to their maturity date) (the “Make Whole Expiration Date”), CoreCivic may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Make Whole Expiration Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the Notes to be redeemed;
plus, in either case, accrued and unpaid interest thereon to the redemption date.
CoreCivic’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes absent manifest error.
In addition, the Indenture will provide that at any time and from time to time prior to    , 2026, CoreCivic may on any one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to    % of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), in an amount not to exceed the net proceeds from an Equity Offering by CoreCivic; provided that:
(1) at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (excluding notes held by CoreCivic and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.
On or after    , 2026, the Notes are redeemable at our election, in whole or in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus accrued and unpaid interest thereon to, but not including, the redemption date, if redeemed during the 12-month period beginning on     of each of the years indicated below:
Year	Percentage
2026	%
2027	%
2028 and thereafter	%

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date.
Unless CoreCivic defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption.
Selection and Notice
If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:
(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
(2) if the Notes are not listed on any national securities exchange, on a pro rata basis unless otherwise required by law.
No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.
Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
CoreCivic is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders Upon a Change of Control
Upon the occurrence of a Change of Control, CoreCivic will make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 10 business days following any Change of Control, CoreCivic will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. CoreCivic will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CoreCivic will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
On the Change of Control Payment Date, CoreCivic will, to the extent lawful:
(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CoreCivic.
The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
CoreCivic will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CoreCivic repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
CoreCivic will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CoreCivic and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CoreCivic and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CoreCivic to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CoreCivic and its Subsidiaries taken as a whole to another Person or group may be uncertain.
The Bank Credit Agreement contains, and other Indebtedness of CoreCivic may contain, prohibitions on, or an event of default arising from, the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require CoreCivic to repurchase the Notes upon a Change of Control could cause a default under the Bank Credit Agreement and may do so under other Indebtedness even if the Change of Control itself does not.
If a Change of Control Offer occurs, there can be no assurance that CoreCivic will have available funds sufficient to make the Change of Control Payment for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event CoreCivic is required to purchase outstanding Notes pursuant to a Change of Control Offer, CoreCivic expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of its other indebtedness. However, there can be no assurance that CoreCivic would be able to obtain necessary financing. See “Risk Factors—Risks Related to our Indebtedness and the Offering—We are required to repurchase all or a portion of our Existing Notes, including the notes offered hereby, upon a change of control, and our Credit Facilities are subject to acceleration upon a change of control.”
Under clause (5) of the definition of Change of Control, a Change of Control will occur when a majority of CoreCivic’s Board of Directors are not Continuing Directors. In a decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. CoreCivic is incorporated under the laws of the State of Maryland and, therefore, the Delaware decisions will not be binding on it. Nevertheless, in certain circumstances involving a significant change in the composition of CoreCivic’s Board of Directors, including in connection with a proxy contest where CoreCivic’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, there exists the possibility that Holders of the Notes may not be entitled to require CoreCivic to make a Change of Control Offer.
Financial Calculations for Limited Condition Transactions
The Indenture will provide that, in connection with any Limited Condition Transaction (including any financing thereof), at CoreCivic’s election, (a) compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the date a definitive agreement for such Limited Condition Transaction is entered into (the “effective date”) and not as of any later date as would otherwise be required under the Indenture, and (b) any calculation contemplated by the subheading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any amount based on a percentage of Consolidated EBITDA or any other determination under any basket or ratio under the Indenture, may be made as of such effective date, giving pro forma effect to such Limited Condition Transaction and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the effective date. The Indenture will also provide that, if CoreCivic makes such an election, any subsequent calculation of any such ratio, basket and/or percentage (unless the definitive agreement for such Limited Condition Transaction expires or is terminated without its consummation) shall be calculated on an equivalent pro forma basis; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, CoreCivic may elect, in its sole discretion, to re-determine all such calculations, baskets or ratios on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable effective date for purposes of such calculations, baskets or ratios or (b) if any ratios or calculations improve or baskets increase, such improved ratios, calculations or baskets may be utilized.
Covenants
Drop Away Covenant:
If on any date following the date of the Indenture (the “Drop Away Date”):
(1) the Notes are rated Baa3 or better by Moody’s, BBB- or better by S&P or BBB- or better by Fitch (or, if any such entity ceases to rate the Notes for reasons outside of the control of CoreCivic, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by CoreCivic as a replacement agency); and
(2) no Default or Event of Default shall have occurred and be continuing, then, beginning on the Drop Away Date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the prohibitions contained within the covenants specifically listed under the following captions in this prospectus supplement will no longer be applicable to the Notes (provided, however, that any covenants that remain applicable may still rely upon the permissive components of such covenants):
(1) “—Restricted Payments”; and
(2) “—Incurrence of Indebtedness and Issuance of Preferred Stock.”
Restricted Payments
CoreCivic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1) declare or pay any dividend or make any other payment or distribution on account of CoreCivic’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CoreCivic or any of its Restricted Subsidiaries) or to the direct or indirect holders of CoreCivic’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CoreCivic and other than dividends or distributions payable to CoreCivic or a Restricted Subsidiary of CoreCivic);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CoreCivic) any Equity Interests of CoreCivic or any direct or indirect parent of CoreCivic;
(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of CoreCivic or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among CoreCivic and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or
(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(b) CoreCivic would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CoreCivic and its Restricted Subsidiaries since July 1, 2021 (excluding Restricted Payments permitted by clauses (1) through (16) of the next succeeding paragraph), is less than the sum, without duplication, of:
(1) 50% of the Consolidated Net Income of CoreCivic for the period (taken as one accounting period) from July 1, 2021 to the end of CoreCivic’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) plus, if the difference between depreciation expense and maintenance capital expenditures (the “Net Depreciation”) is a positive number, Net Depreciation and, if Net Depreciation is a negative number, minus the absolute value of Net Depreciation; plus
(2) 100% of the aggregate tangible assets and net cash proceeds received by CoreCivic since July 1, 2021 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of CoreCivic or from the issue or sale of convertible or exchangeable Disqualified Stock of CoreCivic or convertible or exchangeable debt securities of CoreCivic, in each case that have been converted into or exchanged for Qualifying Equity Interests of CoreCivic (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of CoreCivic); plus
(3) to the extent that any Restricted Investment that was made after July 1, 2021 is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of CoreCivic, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus
(4) to the extent that any Unrestricted Subsidiary of CoreCivic designated as such after July 1, 2021 is redesignated as a Restricted Subsidiary after July 1, 2021, the lesser of (i) the Fair Market Value of CoreCivic’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after July 1, 2021; plus
(5) $50.0 million; plus
(6) 50% of any dividends received in cash by CoreCivic or a Restricted Subsidiary of CoreCivic that is a Guarantor after July 1, 2021 from an Unrestricted Subsidiary of CoreCivic, to the extent that such dividends were not otherwise included in the Consolidated Net Income of CoreCivic for such period.

The preceding provisions will not prohibit:
(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CoreCivic) of, Equity Interests of CoreCivic (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to CoreCivic; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;
(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of CoreCivic to the holders of its Equity Interests on a pro rata basis;
(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of CoreCivic or any Guarantor, including premium, if any, and accrued and unpaid interest, with the net cash proceeds from a substantially concurrent incurrence of Subordinated Indebtedness incurred under clause (5) of the covenant described below under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock”;
(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CoreCivic or any Restricted Subsidiary of CoreCivic held by any current or former officer, director or employee of CoreCivic or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, restricted stock unit awards, or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided further, that CoreCivic may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, all unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;
(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of CoreCivic or any preferred stock of any Restricted Subsidiary of CoreCivic issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(8) payments of cash, dividends, distributions, advances or other Restricted Payments by CoreCivic or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;
(9) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $50.0 million;
(10) the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interest of CoreCivic in connection with the administration of their equity compensation programs in the ordinary course of business;
(11) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the Change of Control provisions of the Indenture; provided that such repurchase, redemption or other acquisition or retirement occurs after all Notes tendered by Holders in connection with a related offer to purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the Indenture;

(12) the declaration and payment of dividends on Disqualified Stock, the issuance of which was permitted under the Indenture; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(13) payments or distributions to dissenting holders of Capital Stock of CoreCivic pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture;
(14) the dividend or distribution of the Capital Stock of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);
(15) cash distributions by CoreCivic to the holders of Equity Interests of CoreCivic in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from CoreCivic;
(16) any Restricted Payments (x) in the form of cash distributions with respect to any taxable period in which CoreCivic or any of its Restricted Subsidiaries is treated as a disregarded entity, partnership or S corporation for U.S. federal income tax purposes or is a member of a consolidated, combined, unitary or similar tax group to any equityholders, to enable such equityholders to pay any taxes attributable solely to the income, operations and/or ownership of CoreCivic and/or its Restricted Subsidiaries or its Unrestricted Subsidiaries to the extent of any cash distribution from such Unrestricted Subsidiaries made to CoreCivic or any of its Restricted Subsidiaries, as applicable, or (y) to permit any direct or indirect parent to pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence; and
(17) any Restricted Payments; provided that CoreCivic’s Consolidated Total Leverage Ratio after giving effect to such Restricted Payment would be equal to or less than 2.00 to 1.00.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CoreCivic or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of CoreCivic whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.
Incurrence of Indebtedness and Issuance of Preferred Stock
CoreCivic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and CoreCivic will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that CoreCivic may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for CoreCivic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1) the incurrence by CoreCivic and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CoreCivic and its Restricted Subsidiaries thereunder) not to exceed the sum of (x) $1.0 billion plus (y) 2.5% of Adjusted Total Assets;
(2) the incurrence by CoreCivic and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by CoreCivic and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture;
(4) the incurrence by CoreCivic or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 270 days of the related purchase, construction or improvement for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of CoreCivic or any of its Restricted Subsidiaries in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, or replace, defease or discharge any Indebtedness incurred pursuant to this clause (4);
(5) the incurrence by CoreCivic or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (13) of this paragraph;
(6) the incurrence by CoreCivic or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CoreCivic and any of its Restricted Subsidiaries; provided, however, that:
(a) if CoreCivic or any Guarantor is the obligor on such Indebtedness and the payee is not CoreCivic or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of CoreCivic, or the Note Guarantee, in the case of a Guarantor; and
(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CoreCivic or a Restricted Subsidiary of CoreCivic and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CoreCivic or a Restricted Subsidiary of CoreCivic, will be deemed, in each case, to constitute an incurrence of such Indebtedness by CoreCivic or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7) the issuance by any of CoreCivic’s Restricted Subsidiaries to CoreCivic or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than CoreCivic or a Restricted Subsidiary of CoreCivic; and
(b) any sale or other transfer of any such preferred stock to a Person that is not either CoreCivic or a Restricted Subsidiary of CoreCivic, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
(8) the incurrence by CoreCivic or any of its Restricted Subsidiaries of Hedging Obligations;
(9) the guarantee by CoreCivic or any of the Guarantors of Indebtedness of CoreCivic or a Restricted Subsidiary of CoreCivic to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(10) the incurrence by CoreCivic or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
(11) the incurrence by CoreCivic or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by CoreCivic or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (i) $150.0 million and (ii) 5% of Adjusted Total Assets;
(13) Indebtedness of any Person (a) outstanding on the date of any acquisition of such Person, including through the acquisition of a Person that becomes a Subsidiary of CoreCivic or is acquired by, or merged or consolidated with or into, CoreCivic or any Subsidiary of CoreCivic, or that is assumed by CoreCivic or any of its Restricted Subsidiaries in connection with any such acquisition (other than Indebtedness incurred by such Person in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) incurred by CoreCivic or any of its Subsidiaries to provide all or any portion of the funds utilized to acquire, or to consummate the transaction or series of related transactions in connection with or in contemplation of any acquisition of, any Investments or other Securities or assets, including through the acquisition of a Person that becomes a Subsidiary of CoreCivic or is acquired by, or merged or consolidated with or into, CoreCivic or any Subsidiary of CoreCivic, provided, however, that immediately after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13) and, if applicable, the repayment, repurchase, defeasance, redemption, refinancing or other discharge of any other Indebtedness in connection with such acquisition, merger or consolidation and the other pro forma adjustments, if applicable, set forth in the definition of “Fixed Charge Coverage Ratio” on a pro forma basis, either (i) CoreCivic would have been able to incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described in this heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio would have been greater than or equal to the Fixed Charge Coverage Ratio immediately prior to such transaction;
(14) Permitted Government Revenue Bond Indebtedness;
(15) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred taxes and similar obligations of CoreCivic and the Restricted Subsidiaries incurred in connection with acquisitions;
(16) Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and (ii) deferred compensation to employees incurred in the ordinary course of business;
(17) Indebtedness arising from or in connection with accounts payable for deferred purchase price of property or services in the ordinary course of business greater than 90 days past the invoice billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall be have been established in conformity with GAAP;
(18) Indebtedness supported by a letter of credit procured by CoreCivic or any of the Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted; and
(19) any Indebtedness; provided that CoreCivic’s Consolidated Total Leverage Ratio (and the application of the proceeds thereof) after giving effect to the incurrence of such Indebtedness would be equal to or less than 2.00 to 1.00.
CoreCivic will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of CoreCivic or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CoreCivic solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CoreCivic will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Revolving Credit Facility outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of CoreCivic as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that CoreCivic or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a) the Fair Market Value of such assets at the date of determination; and
(b) the amount of the Indebtedness of the other Person.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness is incurred, assumed or issued or any Lien is incurred or assumed in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, assumption, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio) on the same date.
Limitations on Liens
CoreCivic will not, and will not permit, prior to the Drop Away Date, any of its Restricted Subsidiaries, and, from and after the Drop Away Date, any of its Subsidiaries, to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their Principal Properties, now owned or hereafter acquired securing Indebtedness, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien on any Principal Property.
Reports
Whether or not required by the SEC, so long as any Notes are outstanding, CoreCivic will furnish to the Holders of Notes that are outstanding, with a copy to the Trustee, within 5 days of the time periods specified in the SEC’s rules and regulations:
(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CoreCivic were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CoreCivic’s certified independent accountants; and
(2) all current reports that would be required to be filed with the SEC on Form 8-K if CoreCivic were required to file such reports.
Notwithstanding the foregoing, CoreCivic will be deemed to have furnished any information or reports specified in the immediately preceding paragraph, upon CoreCivic’s filing with the SEC of its required reports within the time periods specified in the SEC’s rules and regulations and such information and or reports are publicly available.

In addition, whether or not required by the SEC, CoreCivic will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, CoreCivic’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website, or participate in any conference calls.
Additional Subsidiary Guarantees
If any Subsidiary of CoreCivic that is not a Guarantor enters into a Guarantee of a Credit Facility of CoreCivic or another Guarantor, that Subsidiary will become a Guarantor of the Notes and will execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within ten business days of the date on which it was joined to such Credit Facility.
Merger, Consolidation or Sale of Assets
CoreCivic shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of CoreCivic and its Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:
(1) either (a) CoreCivic or any of its Subsidiaries is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CoreCivic or any of its Subsidiaries) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2) the Person formed by or surviving any such consolidation or merger (if other than CoreCivic or any of its Subsidiaries) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CoreCivic under the Notes and the Indenture; and
(3) immediately after such transaction no Default or Event of Default exists.
The covenant described under this caption “Merger, Consolidation or Sale of Assets” will not apply to (i) a sale, assignment, transfer, conveyance or other disposition of assets between or among CoreCivic and any of its Subsidiaries; (ii) any merger of a Subsidiary of CoreCivic into CoreCivic or another Subsidiary of CoreCivic; (iii) any merger of CoreCivic into a wholly-owned Subsidiary created for the purpose of holding the Equity Interests of CoreCivic; or (iv) a merger between CoreCivic and a newly-created Affiliate incorporated solely for the purpose of reincorporating CoreCivic in another State of the United States.
Events of Default and Remedies
The Indenture will provide that any of the following will constitute an Event of Default:
(1) default for 30 days in the payment when due of interest on the Notes;
(2) default in payment when due of the principal of, or premium, if any, on the Notes;
(3) failure by CoreCivic to comply with the provisions described under the captions “Repurchase at the Option of Holders Upon a Change of Control,” or “Merger, Consolidation or Sale of Assets” with respect to the Notes;
(4) failure by CoreCivic or any Guarantor for 60 consecutive days after notice to CoreCivic by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CoreCivic or any Guarantor (or the payment of which is guaranteed by CoreCivic or any Guarantor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:
(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;
(6) failure by CoreCivic or any Guarantor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and
(8) certain events of bankruptcy or insolvency described in the Indenture with respect to CoreCivic or any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CoreCivic, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Holders of the Notes may not enforce the Indenture except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding such notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest.
The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice in writing to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default with respect to the Notes and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, the principal of, and the premium on the Notes.
CoreCivic is required to deliver to the Trustee annually a written statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, CoreCivic is required to deliver to a responsible officer of the Trustee a written statement specifying such Default or Event of Default, the status thereof and what action CoreCivic is taking or proposes to take in respect thereof. In the absence of receipt by a responsible officer of the Trustee of an Officer’s Certificate regarding any such notice of Default or Event of Default from CoreCivic or written notice from any Holder of such Default or Event of Default, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of CoreCivic or any Guarantor, as such, will have any liability for any obligations of CoreCivic or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
CoreCivic may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:
(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust referred to below;
(2) CoreCivic’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3) the rights, powers, trusts, duties and immunities of the Trustee, and CoreCivic’s and the Guarantors’ obligations in connection therewith; and
(4) the Legal Defeasance provisions of the Indenture.
In addition, CoreCivic may, at its option and at any time, elect to have the obligations of CoreCivic and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default (not including non-payment on the Notes, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1) CoreCivic must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated date for payment or on the applicable redemption date, as the case may be, and CoreCivic must specify whether the Notes are being defeased to maturity or to a particular redemption date;
(2) in the case of Legal Defeasance, CoreCivic has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) CoreCivic has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3) in the case of Covenant Defeasance, CoreCivic has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which CoreCivic or any of its Subsidiaries is a party or by which CoreCivic or any of its Subsidiaries is bound;

(6) CoreCivic must deliver to the Trustee an officer’s certificate stating that the deposit was not made by CoreCivic with the intent of preferring the Holders of Notes over the other creditors of CoreCivic or with the intent of defeating, hindering, delaying or defrauding creditors of CoreCivic or others; and
(7) CoreCivic must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes).
Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant described above under the caption “Repurchase at the Option of Holders Upon a Change of Control”);
(3) reduce the rate of or change the time for payment of interest on any Note;
(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(5) make any Note payable in currency other than that stated in the Notes;
(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;
(7) waive a redemption payment with respect to any Note (other than a payment required by the covenant described above under the caption “Repurchase at the Option of Holders Upon a Change of Control”);
(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;
(9) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Subsidiary Guarantee in a manner that adversely affects the Holders; provided, however, that any modification of the provisions of the Indenture relating to the ability of CoreCivic or any Subsidiary to create, incur, assume or otherwise suffer to exist or become effective any Lien securing Indebtedness shall not constitute a modification or change that affects the ranking of the Notes or any Subsidiary Guarantee; or
(10) make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any Holder of Notes, CoreCivic, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:
(1) to cure any ambiguity, defect or inconsistency;
(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3) to provide for the assumption of CoreCivic’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of CoreCivic’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes that does not adversely affect the legal rights under the Indenture of any such Holder;
(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of Notes;
(7) to provide for the issuance of additional Notes; or
(8) to allow a Subsidiary to execute a supplemental indenture for the purpose of providing a guarantee in accordance with the provisions of the Indenture.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights or registration of transfer or exchange of the Notes and the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of CoreCivic and the Guarantors in connection therewith, as expressly provided for in the Indenture), when:
(1) either:
(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to CoreCivic, have been delivered to the Trustee for cancellation; or
(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and CoreCivic or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2) no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CoreCivic or any Guarantor is a party or by which CoreCivic or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case, the granting of Liens to secure such borrowings);
(3) CoreCivic or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4) CoreCivic has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, CoreCivic must deliver an officer’s certificate and an opinion of counsel to the Trustee stating that all covenants and conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the Trustee becomes a creditor of CoreCivic or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
For purposes of this section, references to the below terms shall have the following meanings:
“Adjusted Total Assets” means the sum of:
(1) Total Assets of CoreCivic as of the end of the of the most recent fiscal quarter as set forth on the most recent quarterly or annual consolidated balance sheet of CoreCivic prepared in conformity with GAAP; and
(2) Any increase or decrease in Total Assets following the end of such quarter to the date for which Adjusted Total Assets is being calculated, determined on a pro forma basis, including, without limitation, giving any pro forma increase or decrease in Total Assets resulting from the transaction with respect to which Adjusted Total Assets is being calculated.
“Acquired Debt” means, with respect to any specified Person:
(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Asset Disposition” means the disposition of any or all of the assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of CoreCivic or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any issuance of Equity Interests of CoreCivic or any direct or indirect parent or CoreCivic.
“Bank Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of October 11, 2023, by and among CoreCivic, the administrative agent, and certain lenders and other parties thereto and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or further amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder). See “Description of Certain Other Indebtedness—Credit Facilities.”
“Bank Credit Facilities” means the $125.0 million term loan and the $275.0 million revolving credit facility provided pursuant to the Bank Credit Agreement.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2) with respect to a partnership, the board of directors of the general partner of the partnership;
(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1) United States dollars;
(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;
(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Bank Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and
(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CoreCivic and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the approval by the holders of the Voting Stock of CoreCivic of a plan relating to the liquidation or dissolution of CoreCivic or if no such approval is required, the adoption of a plan relating to the liquidation or dissolution of CoreCivic by its Board of Directors;
(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CoreCivic;
(4) CoreCivic consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CoreCivic, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CoreCivic or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CoreCivic outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a 45% or more of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or
(5) the first day on which a majority of the members of the Board of Directors of CoreCivic are not Continuing Directors.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income of CoreCivic and its Restricted Subsidiaries for such period, plus (a) provision for taxes based on income or profits of CoreCivic and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (b) Consolidated Interest Expense for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including minority interest expense, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of CoreCivic and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (d) non-cash items (including gains attributable to minority interests) increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, minus (e) extraordinary, unusual or non-recurring gains to the extent such gains were included in computing such Consolidated Net Income, in each case, on a Consolidated basis and determined in accordance with GAAP. For purposes of the Indenture, Consolidated EBITDA shall be adjusted on a pro forma basis, to include, as of the first day of any applicable period, any acquisitions (if accounted for as a merger or consolidation) and any Asset Dispositions (excluding any Asset Disposition for an aggregate consideration of $10.0 million or less) closed during such period, including adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended or as CoreCivic otherwise determines in good faith to be reasonable.
“Consolidated Interest Expense” means, with respect to CoreCivic and its Restricted Subsidiaries for any period, the interest expense (including interest expense attributable to Finance Lease Obligations and all net payment obligations pursuant to Hedging Agreements) of CoreCivic and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
“Consolidated Net Income” means, with respect to CoreCivic and its Restricted Subsidiaries, for any period, the aggregate of the Net Income of CoreCivic and its Restricted Subsidiaries for such period, on a Consolidated basis; provided that: (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to CoreCivic or a Restricted Subsidiary, (b) the Net

Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the cumulative effect of changes in accounting principles will be excluded, (d) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to CoreCivic or one of its Subsidiaries, and (e) an amount equal to any extraordinary, unusual or non-recurring charges will be excluded, but any such charges, plus any net loss realized by CoreCivic or any of its Restricted Subsidiaries in connection with an Asset Disposition, will be included.
“Consolidated Total Indebtedness” means, as of any date of determination with respect CoreCivic and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of CoreCivic and its Restricted Subsidiaries.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness on such date minus (ii) the aggregate amount of domestic Unrestricted Cash and Cash Equivalents of CoreCivic and its Subsidiaries as of such date to (b) Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements are available.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CoreCivic who:
(1) was a member of such Board of Directors on the Issue Date; or
(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
“Credit Facilities” means, one or more credit or debt facilities (including, without limitation, the Bank Credit Facilities), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, notes, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities or other Obligations, in each case, as amended (and/or amended and restated), restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CoreCivic to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CoreCivic may not repurchase or redeem any such Capital Stock pursuant to such provisions.
“Domestic Subsidiary” means (i) prior to the Drop Away Date, any Restricted Subsidiary of CoreCivic, and (ii) from and after the Drop Away Date, any Subsidiary of CoreCivic, in each case that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of CoreCivic by CoreCivic (other than Disqualified Stock and other than to a Subsidiary of CoreCivic) or (2) of Equity Interests of a direct or indirect parent entity of CoreCivic (other than to CoreCivic or a Subsidiary of CoreCivic) to the extent that the net proceeds therefrom are contributed to the common equity capital of CoreCivic.
“Event of Default” means any event that is described under the caption “— Events of Default and Remedies.”
“Existing Indebtedness” means all Indebtedness of CoreCivic and its Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of CoreCivic (unless otherwise provided in the Indenture), whose determination will be conclusive if evidenced by a resolution of the Board of Directors.
“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would be classified and accounted for as a finance lease and that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Fitch” means Fitch, Inc. and its successors.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (i) acquisitions that have been made by CoreCivic or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of during such reference period and prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of during such reference period and prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of CoreCivic or any of its Restricted Subsidiaries following the Calculation Date.
For purposes of making the computations referred to above, the pro forma change in Consolidated EBITDA projected by CoreCivic in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after an acquisition or similar transaction (the “Savings Period”) will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated EBITDA will be without duplication for cost savings and costs actually realized and already included in such Consolidated EBITDA. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into CoreCivic or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger or consolidation or discontinued operations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.
“Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for CoreCivic and its Restricted Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, whether paid or accrued, excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments, plus, (b) the consolidated interest that was capitalized during such period, plus, (c) any interest expense on Indebtedness of another Person that is a guaranty obligation of CoreCivic or one of its Restricted Subsidiaries or secured by a Lien on assets of CoreCivic or one of its Restricted Subsidiaries, whether or not such guaranty obligation or Lien is called upon, plus, (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock, other than (1) dividends on Capital Stock payable in Capital Stock of CoreCivic (other than Disqualified Stock) or (2) dividends to CoreCivic or a Restricted Subsidiary of CoreCivic, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of CoreCivic, expressed as a decimal.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as amended and/or modified from time to time.
“Government Securities” means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
“Guarantor” means each of:
(1) the Guarantors described under “— The Subsidiary Guarantees” above; and
(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and
(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
“Holder” means any Person in whose name a Note is registered.
“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), any indebtedness of such Person, whether or not contingent:
(1) in respect of borrowed money;
(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3) in respect of banker’s acceptances;
(4) representing Finance Lease Obligations;
(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or
(6) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date will be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and
(3) with respect to Hedging Obligations, the amount of Indebtedness required to be recorded as a liability in accordance with GAAP.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CoreCivic or any Restricted Subsidiary of CoreCivic sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CoreCivic such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CoreCivic, CoreCivic will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of CoreCivic’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by CoreCivic or any Restricted Subsidiary of CoreCivic of a Person that holds an Investment in a third Person will be deemed to be an Investment by CoreCivic or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means the first date on which Notes are issued.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Transaction” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by CoreCivic or any Restricted Subsidiary whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Income” means, with respect to CoreCivic and its Restricted Subsidiaries for any period, the net income (loss) of CoreCivic and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Disposition; or (ii) the disposition of any securities by CoreCivic or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of CoreCivic or any of its Restricted Subsidiaries (whether by redemption, repurchase, defeasance, repayment or otherwise), and any related premiums, fees and expenses,

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (c) any impairment losses (including those resulting from impairment of goodwill recorded on the Consolidated financial statement of CoreCivic and its Restricted Subsidiaries pursuant to FASB ASC 350 - Intangibles - Goodwill and Other and those resulting from impairment or disposal of long-lived assets recorded on the Consolidated financial statements of CoreCivic or a Restricted Subsidiary pursuant to FASB ASC 360 - Property, Plant, and Equipment), (d) any loss resulting from the change in fair value of a derivative financial instrument pursuant to FASB ASC 815 - Derivatives and Hedging, (e) amortization of debt issuance costs and (f) any Capital Stock-based compensation expense.
“Note Guarantee” means the Guarantee by each Guarantor of CoreCivic’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.
“Notes” means the $    million in aggregate principal amount of CoreCivic’s    % Senior Notes due 2029 offered hereby and issued pursuant to the Indenture and any additional notes designated by CoreCivic as the same series as such senior notes and issued under the Indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Permitted Business” means the business conducted by CoreCivic and its Restricted Subsidiaries on the Issue Date, including the privatization of governmental services and the acquisition, development, ownership, operation and leasing of real property intended to be leased primarily to governmental authorities of or within the United States, and businesses reasonably related to the foregoing or ancillary or incidental thereto or a reasonable extension thereof.
“Permitted Government Revenue Bond Indebtedness” means revenue bonds issued by a state or local government or an agency, authority or other instrumentality thereof, the proceeds of which are used to finance or refinance the acquisition, construction, equipping or improvement of facilities or property used in a Permitted Business, and any deferred lease obligation of CoreCivic or any of its Restricted Subsidiaries relating thereto; provided that (a) such revenue bonds are non-recourse to CoreCivic and any of its Restricted Subsidiaries (unless and to the extent CoreCivic or a Restricted Subsidiary is the holder of such bonds), and (b) the principal of, interest on or costs relating to such revenue bonds are payable solely from (i) proceeds of such bonds, (ii) all or an incremental portion of sales, use, lodgers’, property and other generally applicable taxes (not including income taxes), whether generated by or levied on such facilities or property or the activities and business conducted thereon or upon property located in a broader area, (iii) reserve funds created with proceeds of such bonds or with revenues described in (ii), (iv) a general or “moral obligation” pledge of a state or local government or agency, authority or other instrumentality thereof, or (v) if CoreCivic or a Restricted Subsidiary is the holder of such bonds, payments made by CoreCivic or a Restricted Subsidiary.
“Permitted Investments” means:
(1) any Investment in CoreCivic or in a Restricted Subsidiary of CoreCivic;
(2) any Investment in cash and Cash Equivalents;
(3) any Investment by CoreCivic or any Restricted Subsidiary of CoreCivic in a Person, if as a result of such Investment:
(a) such Person becomes a Restricted Subsidiary of CoreCivic; or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CoreCivic or a Restricted Subsidiary of CoreCivic;
(4) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CoreCivic;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of CoreCivic or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;
(6) Investments represented by Hedging Obligations;
(7) loans or advances to employees made in the ordinary course of business of CoreCivic or any Restricted Subsidiary of CoreCivic in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;
(8) repurchases of the Notes;
(9) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of CoreCivic that is not a Restricted Subsidiary of CoreCivic;
(10) any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;
(11) Investments acquired after the date of the Indenture as a result of the acquisition by CoreCivic or any Restricted Subsidiary of CoreCivic of another Person, including by way of a merger, amalgamation or consolidation with or into CoreCivic or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(12) other Investments in any Person other than an Affiliate of CoreCivic that is not a Subsidiary of CoreCivic having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $200.0 million;
(13) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(14) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to CoreCivic or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(15) Investments in existence on the Issue Date;
(16) Guaranty Obligations issued in accordance with the Indenture;
(17) Investments that are made with Capital Stock of CoreCivic (other than Disqualified Stock of CoreCivic);
(18) any Investment by CoreCivic or any Restricted Subsidiary of CoreCivic in joint ventures in a Permitted Business, when taken together with all other Investments made pursuant to this paragraph (18), not to exceed $100.0 million outstanding at any one time;
(19) any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other

Investments made pursuant to this clause (19) since the Issue Date (but, to the extent that any Investment made pursuant to this clause (19) since the Issue Date is sold or otherwise liquidated for cash, minus the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment) not to exceed 10% of Adjusted Total Assets; provided that such Person is engaged primarily in a Permitted Business;
(20) any Investment by CoreCivic or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if (i) the Person or business to be acquired shall be engaged primarily in a Permitted Business and (ii) if such transaction is a merger or consolidation, CoreCivic or a Restricted Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;
(21) entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (21)); and
(22) additional Investments in an amount equal to (i) the Fair Market Value of CoreCivic’s Investments in any Unrestricted Subsidiary that is an Unrestricted Subsidiary as of the Issue Date, following such Unrestricted Subsidiary’s designation as a Restricted Subsidiary and (ii) the Fair Market Value of the proceeds from the sale of any Unrestricted Subsidiary that is an Unrestricted Subsidiary as of the Issue Date.
“Permitted Liens” means:
(1) Liens on real or personal property of CoreCivic and any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities in an aggregate amount not to exceed (x) $1.0 billion plus (y) 2.5% of Adjusted Total Assets at any one time outstanding;
(2) Liens in favor of CoreCivic or the Guarantors;
(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CoreCivic or any Subsidiary of CoreCivic or becomes a direct or indirect subsidiary of CoreCivic; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with CoreCivic or the Subsidiary;
(4) Liens on property existing at the time of acquisition of the property by CoreCivic or any Subsidiary of CoreCivic, provided that such Liens were in existence prior to the contemplation of such acquisition;
(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(6) Liens to secure Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 270 days of the related purchase, construction or improvement for the purpose of financing all or any part of the cost of purchase, construction or improvement of property, plant or equipment used in the business of CoreCivic or such Subsidiary, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6);
(7) Liens existing on the Issue Date and Liens relating to any refinancing of the obligations secured by such Liens; provided, that such Liens do not encumber any property other than the property (including proceeds) subject thereto on the Issue Date;
(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(9) attachment or judgment Liens not giving rise to a Default or an Event of Default;

(10) Liens with respect to Obligations that do not exceed 7.5% of Adjusted Total Assets at any one time outstanding;
(11) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which CoreCivic or any Subsidiary is a party, or deposits to secure public or statutory obligations of CoreCivic or any Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which CoreCivic or any Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
(12) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(13) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of CoreCivic or a Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of CoreCivic or such Subsidiary;
(14) Liens securing Hedging Obligations;
(15) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of CoreCivic or any of its Subsidiaries;
(16) normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(17) mortgages or other Liens securing Indebtedness or other Obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction of, relocation of, maintenance of, or improvement of, any property or assets subject to such mortgage or other lien or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment;
(18) Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries; and
(19) from and after the Drop Away Date, any Lien incurred by a Subsidiary that was an Unrestricted Subsidiary prior to the Drop Away Date.
“Permitted Non-Recourse Guarantees” means customary indemnities or limited contingent guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by CoreCivic or any of the Restricted Subsidiaries to finance the acquisition of real property that are directly or indirectly secured by only such real property (and any accessions, improvements and fixtures thereto) or by a pledge of the Capital Stock, and options, warrants or other rights to acquire such shares of Capital Stock, of a joint venture (so long as such joint venture is not a Restricted Subsidiary) or Unrestricted Subsidiary that owns such real property and is the borrower in such financing, and that may be full recourse or non-recourse to such joint venture or Unrestricted Subsidiary, but is non-recourse to CoreCivic or any Restricted Subsidiary except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).

“Permitted Refinancing Indebtedness” means any Indebtedness of CoreCivic or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease, satisfy or discharge other Indebtedness of CoreCivic or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the earlier of (a) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) 91 days after the final maturity date of the Notes;
(3) such Permitted Refinancing Indebtedness has a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the weighted average life to maturity of the portion of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(4) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(5) such Indebtedness, other than intercompany Indebtedness, is incurred either by CoreCivic or by the Restricted Subsidiary of CoreCivic that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased, satisfied or discharged and at the time of incurrence is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased, satisfied or discharged.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Property” means (i) any Real Estate Assets with a net book value in excess of 1.0% of CoreCivic’s Adjusted Total Assets or (ii) any Capital Stock of a Subsidiary that owns Real Estate Assets described in clause (i) of this definition.
“Qualifying Equity Interests” means Equity Interests of CoreCivic other than Disqualified Stock.
“Real Estate Assets” of a Person means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Revolving Credit Facility” means the $275.0 million revolving credit facility provided pursuant to the Bank Credit Agreement.
“S&P” means Standard & Poor’s Ratings Services and its successors.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” of CoreCivic means any Indebtedness of CoreCivic that is expressly subordinated to and junior in right of payment to the Notes. “Subordinated Indebtedness” of a Guarantor means any Indebtedness of such Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Guarantor.
“Subsidiary” means, with respect to any specified Person:
(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
“Total Assets” means, as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all assets (excluding Real Estate Assets and intangibles).
“Treasury Rate” means, with respect to any redemption date, the yield determined by CoreCivic in accordance with the following two paragraphs.
The Treasury Rate shall be determined by CoreCivic after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day (or, in the case of a legal defeasance, covenant defeasance, or satisfaction and discharge, at the time a redemption notice is delivered) preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, CoreCivic shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Make Whole Expiration Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Make Whole Expiration Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the date the notice of redemption is given H.15 TCM is no longer published, CoreCivic shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Make Whole Expiration Date, as applicable. If there is no United States Treasury security maturing on the Make Whole Expiration Date but there are two or more United States Treasury securities with a maturity date equally distant from the Make Whole Expiration Date, one with a maturity date preceding the Make Whole Expiration Date and one with a maturity date following the Make Whole Expiration Date, CoreCivic shall select the United States Treasury security with a maturity date preceding the Make Whole Expiration Date. If there are two or more United States Treasury securities maturing on the Make Whole Expiration Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, CoreCivic shall select from among these two or more United States

Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Trustee” means Equiniti Trust Company, LLC.
“Unrestricted Cash and Cash Equivalents” means, when referring to cash or Cash Equivalents of CoreCivic and its Subsidiaries, that such cash or Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of CoreCivic and its Subsidiaries and (b) are not subject to any Liens other than as permitted under the covenant described here under the caption “Limitations on Liens.”
“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to CoreCivic or its subsidiaries plus capital improvements) of Real Estate Assets of CoreCivic and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.
“Unrestricted Subsidiary” means each of (i) CoreCivic of Kansas Holdings LLC, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) any Subsidiary of CoreCivic that is designated by the board of directors of CoreCivic as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:
(a) has no Indebtedness that is recourse (directly or indirectly) to CoreCivic or any of its Restricted Subsidiaries;
(b) is not party to any agreement, contract, arrangement or understanding with CoreCivic or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CoreCivic or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CoreCivic;
(c) is a Person with respect to which neither CoreCivic nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(d) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of CoreCivic or any of its Restricted Subsidiaries.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

BOOK-ENTRY, DELIVERY AND FORM
General
The notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes will be deposited with a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of interests in the Global Notes (the “Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such participants.
Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of notes for any purpose.
So long as the notes are held in global form, DTC (or its nominee) will be considered the sole holders of Global Notes for all purposes under the indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indenture.
Redemption of the Global Notes
In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominee) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). CoreCivic understands that, under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants’ accounts with respect to such notes on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as it deems fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.
Payments on Global Notes
CoreCivic will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest and all other amounts payable) to DTC or its nominee (which may be the corporate trust office of the trustee), which will distribute such payments to the applicable participants in accordance with its procedures. CoreCivic will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. CoreCivic expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.
Under the terms of the indenture, CoreCivic and the trustee will treat the registered holders of the Global Notes (e.g., DTC (or its nominee)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of CoreCivic, the trustee or any of their respective agents has or will have any responsibility or liability for:
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any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	DTC or any participant or indirect participant.
Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes
Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of Global Notes will be paid to the applicable holders of interests in such notes (the “DTC Holders”), through DTC in U.S. dollars.
Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of CoreCivic, the trustee or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.
Action by Owners of Book-Entry Interests
DTC has advised CoreCivic that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form (the “Definitive Registered Notes”), and to distribute Definitive Registered Notes to its participants.
Transfers
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.
Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.
Definitive Registered Notes
Under the terms of the indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:
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if DTC notifies CoreCivic that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a qualified successor depositary is not appointed by CoreCivic within 120 days; or

•	if an event of default under the indenture occurred or is continuing and the owner of a Book-Entry Interest requests Definitive Registered Notes in writing delivered through DTC.
In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. CoreCivic will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.
CoreCivic shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, CoreCivic is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. CoreCivic may require a holder to pay any taxes and fees required by law or permitted by the indenture.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar for the notes or at the office of a transfer agent for the notes, CoreCivic shall issue, and the trustee for the notes shall authenticate, a replacement Definitive Registered Note if the trustee’s and CoreCivic’s requirements are met. The trustee or CoreCivic may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the trustee and CoreCivic to protect CoreCivic, the trustee or the paying agent for the notes appointed pursuant to the indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. CoreCivic may charge such holder for its expenses in replacing a Definitive Registered Note.
In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by CoreCivic pursuant to the provisions of the indenture, CoreCivic in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.
Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note for the notes only in accordance with the indenture.
Information Concerning DTC
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.
CoreCivic understands as follows with respect to DTC:
DTC has advised us that:
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DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

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Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

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DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

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Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.
Global Clearance and Settlement Under the Book-Entry System
The notes are expected to trade in DTC’s Same-Day Funds Settlement System and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. CoreCivic expects that secondary trading in any certificated notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the notes between the participants in DTC will be done through DTC in accordance with DTC’s rules.
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of CoreCivic, the trustee, the registrar, any transfer agent or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.
Secondary Market Trading
The Book-Entry Interests will trade through participants of DTC and will settle in same day funds. Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations that may be relevant to any particular investor. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of Treasury regulations issued under the Code (the “Treasury Regulations”), judicial authority, and administrative rulings and practice, all as in effect as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning, or disposing of the notes could differ from those described below. This summary is addressed only to holders who purchase notes at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to purchasers, not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) for cash and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, assets that are held as investments).
This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules such as banks or other financial institutions, insurance companies, entities that are treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, REITs, tax-exempt organizations, dealers or traders in securities or currencies, U.S. expatriates, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or persons holding 2026 Notes that will be redeemed using the proceeds of this offering. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any U.S. tax laws other than U.S. federal income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein, and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.
As used herein, the term “U.S. holder” means a beneficial owner of notes that is for U.S. federal income tax purposes any of the following:
•	an individual who is a citizen or resident of the United States,
•
a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means any beneficial owner of the notes (as determined for U.S. federal income tax purposes), other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding, and disposing of the notes.
Investors should consult their tax advisors concerning the tax consequences of the purchase, ownership, and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any non-U.S., state, local, or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

U.S. Holders
The following is a summary of certain U.S. federal income tax consequences that will apply to U.S. holders of the notes.
Interest
It is expected, and therefore this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. As a result, interest on a note generally will be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes and such income will be ordinary income.
Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of the Notes
Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note. A U.S. holder’s gain or loss will generally constitute capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year at the time of disposition. The deductibility of capital losses is subject to limitations. Long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.
Medicare Tax
A U.S. holder that is an individual, estate, or a trust that does not fall into a special category of trusts that is exempt from such tax will be subject to an additional 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include interest income and net gains from the disposition of any notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.
Backup Withholding and Information Reporting
In general, a U.S. holder will be subject to backup withholding at the applicable tax rate (currently 24%) with respect to cash payments in respect of interest or the gross proceeds from any disposition of the notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, provides appropriate documentation to that effect, or (ii) timely provides the applicable withholding agent with a social security number or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt from these rules generally will be subject to information reporting requirements. A U.S. holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. The applicable withholding agent generally will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury Regulations.

Non-U.S. Holders
The following is a summary of certain U.S. federal income tax consequences that will apply to non-U.S. holders of the notes.
Interest
Subject to the discussions in “—Backup Withholding and Information Reporting” and “—FATCA” below, under the “portfolio interest rule,” interest income of a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax, provided that:
•	the interest paid on the notes is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder (“ECI”);
•	the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•
the non-U.S. holder does not actually (or constructively) own stock possessing 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury Regulations; and

•	certain certification requirements are met (generally, by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, or a suitable substitute or successor form).
If these conditions are not met, interest on the notes paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form), or (b) the interest is ECI subject to U.S. federal income tax on a net income basis (as described below) and the non-U.S. holder complies with applicable certification requirements by providing a properly completed and duly executed IRS Form W-8ECI (or a suitable substitute or successor form).
If the interest paid on the notes is ECI, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty and will generally be subject to U.S. federal income tax on a net income basis only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States. In addition, interest that is ECI and is received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.
The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Taxable Disposition of Notes
Subject to the discussions in “—Backup Withholding and Information Reporting” and “—FATCA” below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and generally subject to the rules discussed above in “—Interest”) realized on a sale, exchange, retirement, redemption, or other taxable disposition of the notes unless:
•
the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•
in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If a non-U.S. holder falls under the first of these exceptions, the holder generally will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. holders. If the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above under “—Interest.”
If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the amount by which the gain derived from the disposition exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the disposition, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Information reporting generally will apply to the amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holders resides or are established under the provisions of an applicable income tax treaty or agreement.
In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on the notes that are made to the non-U.S. holder provided that the applicable withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fourth bullet point under “—Interest” above.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of the notes within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder thereof certifies to the applicable withholding agent under penalties of perjury that it is a non-U.S. holder, or an exemption is otherwise established.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
FATCA
Under Sections 1471 through 1474 of the Code, Treasury Regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the notes made to (i) a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary), unless such institution undertakes either under an agreement with the U.S. Department of Treasury or an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Department of Treasury to generally identify accounts held by certain U.S. persons and foreign entities with substantial U.S. owners, annually report certain information about such accounts and withhold 30% on payments made to non-compliant foreign financial institutions and certain other account holders or such institution qualifies for an exemption from these rules or (ii) a non-financial foreign entity (whether such non-financial foreign entity is a beneficial owner or an intermediary), unless such entity provides the applicable withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity and meets certain other specified requirements or such entity qualifies for an exemption from these rules.
While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes (including retirement or redemption), proposed Treasury Regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely.

Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.
The discussion of material U.S. federal income tax considerations to both U.S. holders and non-U.S. holders set forth above is included for general information purposes only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of the notes, including the tax consequences under state, local, non-U.S., and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of the notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA, (ii) a “plan” (including an individual retirement account) which is subject to Section 4975 of the Code, (iii) an entity deemed under Section 3(42) of ERISA to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity or (iv) a governmental plan, church plan or non-U.S. plan subject to applicable law that is similar in purpose or effect to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (the “Similar Laws”) (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in the notes with any portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that authorizes or engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to provide exemptive relief for direct and indirect prohibited transactions resulting from the acquisition and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96¬23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person with respect to the ERISA Plan (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.
Governmental plans, church plans and non-U.S. plans that are subject to Similar Law may purchase or hold a note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring and holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.
Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Law. The purchase and holding of notes by any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or by any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING
Citizens JMP Securities, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
Citizens JMP Securities, LLC	$
StoneX Financial Inc.
FHN Financial Securities Corp.
Wedbush Securities Inc.
TCBI Securities, Inc.
Total	$450,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of  % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.
The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering:
Underwriters	Paid by Company
Per Note	%
Total	$
The expenses of the offering, not including the underwriting discount, are estimated at $   and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of Citizens JMP Securities, LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Conflicts of Interest
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We intend to use the net proceeds of this offering, together with borrowings under the Revolving Credit Facility and cash on hand, to fund the Tender Offer and the 2026 Notes Redemption. Certain of the underwriters in this offering or their affiliates may own the 2026 Notes that were or will be tendered for in the Tender Offer or redeemed in the 2026 Notes Redemption and, as a result, may receive a portion of the proceeds from this offering by reason of the Tender Offer or the 2026 Notes Redemption. In addition, Citizens JMP Securities, LLC is acting as the dealer manager in connection with the Tender Offer and will receive customary fees in connection therewith.
A member of our Board of Directors has notified us that she may tender her securities in the Tender Offer and participate in equal amounts in this offering.

PRIIPs Regulation / Prospectus Regulation / Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”).
For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
UK PRIIPs Regulation / UK Prospectus Regulation / Prohibition of Sales to UK Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for purposes of the UK Prospectus Regulation or the FSMA.
This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of the FSMA in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in France
None of the prospectus supplement, the accompanying prospectus nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the EEA and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. None of this prospectus supplement, the accompanying prospectus nor any other offering material relating to the notes has been or will be:
•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the notes to the public in France.
Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•
in a transaction that, in accordance with article L.411-2-II-1º-or-2º-or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(a)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except:
(i)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of a corporation) or Section 276(4)(c)(ii) of the SFA (in the case of a trust);

(ii)	where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the operating partnership has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters relating to the validity of the notes and guarantees thereof and in connection with Delaware, Tennessee and Texas law will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with Maryland law will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters in connection with California, Colorado and Nevada law will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP. Certain legal matters in connection with Oklahoma law will be passed upon for us by McAfee & Taft, A Professional Corporation, Oklahoma City, Oklahoma. Certain legal matters relating to the notes will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California. Latham & Watkins LLP represents us on matters unrelated to this offering.
EXPERTS
The consolidated financial statements of CoreCivic, Inc. and Subsidiaries appearing in CoreCivic’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of CoreCivic and Subsidiaries’ internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CORECIVIC, INC.
Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our common stock is listed on the New York Stock Exchange under the symbol “CXW.” On March 1, 2024, the last reported sale price of our common stock on the New York Stock Exchange was $14.99 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2024.

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
When we refer to “CoreCivic,” “we,” “our,” “us” and the “Company” in this prospectus, we mean CoreCivic, Inc. and its consolidated subsidiaries unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
You can also access our SEC filings through the Investor Relations page of our website at www.corecivic.com. Information on our website does not constitute part of this prospectus or any prospectus supplement and is not incorporated by reference into this prospectus or any prospectus supplement.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the SEC.
This prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024;
•
information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2023; and

•	the description of our common stock set forth in Exhibit 4.16 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024.
We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after this prospectus and prior to the completion or termination of any offering pursuant to this prospectus. Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.
Each document referred to above is available over the Internet on the SEC’s website at www.sec.gov and on our website at www.corecivic.com. We will also furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:
CoreCivic, Inc.
5501 Virginia Way, Brentwood, Tennessee 37027
Attention: Investor Relations
(615) 263-3000

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:
•
changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, including as a consequence of the U.S. Department of Justice not renewing contracts as a result of President Biden's Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities impacting utilization primarily by the U.S. Federal Bureau of Prisons and the U.S. Marshals Service and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention);

•
our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances;

•
changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds;

•	general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy;
•
fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a continuing rise in labor costs; fluctuations in interest rates and risks of operations;

•
the impact resulting from the termination of Title 42, the federal government’s policy to deny entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of the coronavirus and related variants;

•	our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom;
•	government budget uncertainty, the impact of the debt ceiling and the potential for government shutdowns and changing budget priorities;
•	our ability to have met and maintained qualification for taxation as a real estate investment trust (“REIT”) for the years we elected REIT status; and
•	the availability of debt and equity financing on terms that are favorable to us, or at all.
Any or all of our forward-looking statements contained or incorporated by reference in this prospectus or any related prospectus supplements may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Our statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties, and assumptions described in the section entitled “Risk Factors” beginning on page 6 of this prospectus and any related prospectus supplements, in our Annual Report on Form 10-K for the year ended December 31, 2023, and in any other reports we file with the SEC from time to time.
Readers are cautioned not to place undue reliance on these forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date of this prospectus or the date of the incorporated document, as the case may be. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. We caution readers that the important factors referenced above may not contain all of the factors that are important to each reader.

THE COMPANY
We are a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. Through three segments, CoreCivic Safety, CoreCivic Community, and CoreCivic Properties, we provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.
We are the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. As of December 31, 2023, through our CoreCivic Safety segment, we operated 43 correctional and detention facilities, 39 of which we owned, with a total design capacity of approximately 65,000 beds. Through our CoreCivic Community segment, we owned and operated 23 residential reentry centers with a total design capacity of approximately 5,000 beds. In addition, through our CoreCivic Properties segment, we owned 6 properties, with a total design capacity of approximately 10,000 beds. For year ended December 31, 2023, our Safety, Community and Properties segments accounted for 84.7%, 5.2%, and 10.1% of total segment net operating income, respectively.
In addition to providing fundamental residential services, our correctional, detention, and residential reentry facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training, and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release. We also provide or make available to offenders certain health care (including medical, dental, and mental health services), food services, and work and recreational programs.
We are a Maryland corporation formed in 1983. Our principal executive offices are located at 5501 Virginia Way, Brentwood, Tennessee 37027, and our telephone number at that location is (615) 263-3000.

RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information; Incorporation by Reference.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS
Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any offering for general corporate purposes, which may include, but are not limited to, repayment of debt, repurchases of outstanding shares of common stock, dividends, acquisitions, investments, working capital, investments in our subsidiaries, and capital expenditures. Net proceeds may be temporarily invested prior to use. We may also deposit the net proceeds with banks.

DESCRIPTION OF CAPITAL STOCK
CoreCivic, Inc. (“CoreCivic,” “we,” “our,” “us” or the “Company”) is incorporated in the state of Maryland. The following description of our capital stock is a summary and does not purport to be complete. The description of our capital stock is subject to and qualified in its entirety by reference to (i) our Articles of Amendment and Restatement of the Company, together with our Articles of Amendment of the Company (collectively, the “Charter”) and (ii) our Eleventh Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.3, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2023. We encourage you to read the Charter, the Bylaws and the applicable provisions of the Maryland General Corporation Law (the “MGCL”) for additional information.
General
Our authorized capital stock consists of:
•	300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”); and
•	50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
All outstanding shares of Common Stock are fully paid and nonassessable. There are no outstanding shares of Preferred Stock.
Description of Common Stock
Voting Rights. Each holder of our Common Stock is entitled to one vote per share of Common Stock on all matters to be voted on by our stockholders. Notwithstanding the foregoing, holders of Common Stock shall not be entitled to vote on any proposal to amend provisions of our Charter setting forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of a class or series of Preferred Stock, if the proposed amendment would not alter the contract rights of the Common Stock.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all its assets, engage in a share exchange, or convert into a different type of entity, unless the transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation, however, may provide in its charter for approval of such matters by a lesser percentage, but not less than a majority of the votes entitled to be cast on the matter. Our Charter provides for approval of such matters by the affirmative vote of a majority of the votes entitled to be cast.
Special Meetings. Special meetings of stockholders may be called by our president, chairman of the Company’s Board of Directors (the “Board”), a majority of our Board or a committee of our Board that has been duly designated by the Board and whose powers and authority include the power to call such meetings and must be called by our secretary on a written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.
Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any class or series of Preferred Stock, if any, shall have been satisfied, then, and not otherwise, all Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board at their discretion out of funds legally available therefor. In the event of voluntary or involuntary dissolution or liquidation of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock, be entitled to receive all of the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders.
Other Rights and Preferences. Holders of our Common Stock have no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
Maryland Business Combination Law
Under the MGCL, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange and, in circumstances specified in the MGCL, an asset transfer or issuance or reclassification of equity securities. After the five-year moratorium, any such business combination must be approved by 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and by two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with, which, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of common stock. The business combination provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders.
Maryland Control Share Acquisitions Law
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of which voting power can be exercised or directed by the acquiror, by officers of the corporation or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any and all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, meaning that they may require the corporation to repurchase their shares for their appraised value as determined pursuant to the MGCL. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
“Control share acquisition” does not include (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) acquisitions exempted by the charter or bylaws of the corporation, adopted at any time before the acquisition of the shares.
As permitted by the MGCL, our Bylaws contain a provision exempting us from the control share acquisition statute. That Bylaw provision states that the control share statute shall not apply to any acquisition by any person of shares of our stock. Our Board may, without the consent of any of our stockholders, amend or eliminate this Bylaw provision at any time, which means that we would then become subject to the Maryland control share acquisition statute. If we become subject to the Maryland control share acquisition statute, these provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders, and there can be no assurance that such provision will not be amended or eliminated by our Board at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act, as amended, and with at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
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a requirement that a vacancy on the board be filled only by affirmative vote of a majority of the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Through a provision in our Bylaws unrelated to Subtitle 8, we already provide that a special meeting of stockholders will be called on the request of stockholders entitled to cast a majority of votes entitled to be cast. Our Charter provides that the number of our directors shall be determined by resolution of the Board.
A Maryland corporation may by its charter or by a resolution of its board of directors be prohibited from electing to be subject to the provisions of Subtitle 8. We are not subject to that prohibition. If we were to elect into any or all of these provisions of Subtitle 8 of the MGCL, it could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.
Amendment of Organizational Documents
Except for amendments that are permitted to be made without stockholder approval, our Charter may be amended, after approval by our Board, by the affirmative vote of a majority of the votes entitled to be cast by stockholders on the matter. Our Bylaws may be amended in any manner not inconsistent with the Charter by a majority vote of our directors present at a Board meeting. In addition, stockholders may amend our Bylaws by the affirmative vote of a majority of the votes entitled to be cast by stockholders on the matter; provided, however, that stockholders may not amend the provisions of the Bylaws relating to indemnification of directors and officers or the limitations in the Bylaws on the stockholders’ ability to amend the Bylaws, in either case without the approval of the Board.
Restrictions on Ownership and Transfers of Stock
Our Charter currently references certain restrictions on the ownership and transfer of our Common Stock which, among other purposes, were intended to assist us in complying with applicable Internal Revenue Code of 1986, as amended requirements. However, as a result of our revocation of our real estate investment trust election, effective as January 1, 2021, the Board determined that these restrictions are no longer applicable as of such date.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.
National Securities Exchange
The Common Stock is listed on the New York Stock Exchange under the trading symbol “CXW”.

Description of Preferred Stock
We are authorized to issue 50,000,000 shares of Preferred Stock, $0.01 par value per share.
Our Charter authorizes our Board, without stockholder action, to authorize the issuance of one or more series of Preferred Stock with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board.
Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, or as expressly provided for in our Charter.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and Equiniti Trust Company, LLC, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in this summary and not defined elsewhere in this prospectus have the meanings specified in the indenture.
As used in this section only, “CoreCivic,” “we,” “our” or “us” refer to CoreCivic, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2). The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1). We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the securities of the series is payable;
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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2).
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”) or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4). No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7).
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV).
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
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we are the surviving corporation or the successor person (if other than CoreCivic) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1).
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or CoreCivic and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

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if a series of debt securities is subject to guarantee, such guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by the applicable guarantor or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of CoreCivic; or
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1).
No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1). The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1).
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)). Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12).
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7).

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8).
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3). If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5).
Modification and Waiver
We, the guarantors and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:
•	to cure any ambiguity, defect or inconsistency;
•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;
•	to release any guarantor from any of its obligations under its guarantee of the indenture (to the extent permitted by the indenture);
•	to surrender any of our rights or powers under the indenture;
•	to add covenants or events of default for the benefit of the holders of debt securities of any series;
•	to comply with the applicable procedures of the applicable depositary;
•	to make any change that does not adversely affect the rights of any holder of debt securities;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•	to allow any guarantor to execute a supplemental indenture or guarantee with respect to the applicable securities;
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to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1).

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
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reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;
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waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;
•	release any guarantor from any of its obligations under its guarantee or the indenture, except as permitted by the indenture;
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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3).
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or any guarantor of debt securities of that series with provisions of the indenture. (Section 9.2). The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13).
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we or the guarantors may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3).
Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
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we and the guarantors may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).
The conditions include:
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we or the guarantor must irrevocably deposit with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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we or the guarantors must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4).

No Personal Liability of Directors, Officers, Employees or Stockholders
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10).

DESCRIPTION OF GUARANTEES
To the extent provided in the applicable prospectus supplement, the debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:
•	the series of debt securities to which the guarantees apply;
•	whether the guarantees are secured or unsecured;
•	whether the guarantees are senior, senior subordinated or subordinated;
•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and
•	any additional terms of the guarantees.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any warrants or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Global Notes
We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
DTC has advised us that:
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DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

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Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

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DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

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Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
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upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

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ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.
Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.
Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement Procedures
Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes
Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:
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DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or
•	we determine not to have the debt securities of such series represented by a global note.
Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	to or through underwriters;
•	in privately negotiated transactions;
•	directly to one or more purchasers;
•	through agents;
•	to or through dealers;
•	through a combination of any of these methods of sale; or
•	through any other methods described in a prospectus supplement.
If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:
•	at a fixed price or prices, which may be changed from time to time;
•	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
For each series of securities, the applicable prospectus supplement will set forth the terms of the offering of the securities, which may include:
•	the initial public offering price;
•	the method of distribution, including the names of any underwriters, dealers or agents;
•	the purchase price of the securities;
•	our net proceeds from the sale of securities by us;
•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;
•	any discounts or concessions allowed or reallowed or repaid to dealers; and
•	the securities exchanges on which the securities will be listed, if any.
If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.
If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities in one or more transactions at a fixed offering price or at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they may use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.
Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.
Unless otherwise specified in the applicable prospectus supplement, we will not list any securities (other than our common stock) on any exchange. The underwriters, if any, of the securities may make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL MATTERS
Bass, Berry & Sims PLC, Miles & Stockbridge P.C., Brownstein Hyatt Farber Schreck, LLP and McAfee & Taft will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of CoreCivic, Inc. and the subsidiary guarantors. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of CoreCivic, Inc. and Subsidiaries appearing in CoreCivic’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of CoreCivic and Subsidiaries’ internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

$450,000,000
% Senior Notes due 2029
PRELIMINARY PROSPECTUS SUPPLEMENT
March  , 2024
Lead Left Underwriter
Citizens Capital Markets
Joint Bookrunners
StoneX Financial Inc.
FHN Financial Securities Corp.
Co-Managers
Wedbush Securities
Texas Capital Securities